UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SUPER MICRO COMPUTER, INC.
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     SUPER MICRO COMPUTER, INC.

980 Rock Avenue
San Jose, California 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 28, 2021

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To the Stockholders of Super Micro Computer, Inc.:
Notice is hereby given that the Annual Meeting of stockholders of Super Micro Computer, Inc. (the “Company”) will be held on Friday, May 28, 2021, at 2:00 p.m., Pacific time, solely online by remote communication, in a virtual only format at www.virtualshareholdermeeting.com/SMCI2021. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.proxyvote.com. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2021. Only stockholders who held stock at the close of business on the record date, April 14, 2021, may vote at the Annual Meeting, including any adjournment or postponement thereof.
The Annual Meeting will be held for the following purposes:
1.    To elect one Class II director to hold office until the annual meeting of stockholders following fiscal year 2023 or until their successor is duly elected and qualified.
2.    To vote on a non-binding advisory resolution to approve the compensation of our named executive officers.
3.    To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending June 30, 2021.
4.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The accompanying Proxy Statement more fully describes the business to be transacted at the Annual Meeting. Our Board of Directors recommends that you vote (1) “FOR” the election of our nominee for Class II director as proposed in this Proxy Statement, (2) “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers, and
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(3) “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021. We have not received notice of other matters that may be properly presented at the Annual Meeting.
These proxy materials are being made available or distributed to you on or about April 23, 2021.
If you were a stockholder as of the close of business (Eastern Time) on April 14, 2021, you are entitled to vote at the Annual Meeting and any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 980 Rock Avenue, San Jose, CA 95131.

By Order of the Board of Directors

David E. Weigand
Senior Vice President, Chief Financial Officer, Corporate Secretary
San Jose, California
April 23, 2021

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Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.
The Company’s Annual Report for the year ended June 30, 2020 is being mailed to stockholders concurrently with the Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting materials.

IMPORTANT: To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Most stockholders have three options for submitting their votes prior to the meeting: (1) via the Internet; (2) by telephone; or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves us postage and processing costs. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting (virtually) and voting in person (virtually) should you so choose.

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     SUPER MICRO COMPUTER, INC.
980 Rock Avenue
San Jose, California 95131
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 28, 2021
GENERAL INFORMATION
The enclosed proxy is being solicited by our Board of Directors for use in connection with the Annual Meeting of stockholders to be held on Friday, May 28, 2021 solely online by remote communication, in a virtual only format at www.virtualshareholdermeeting.com/SMCI2021. You will be able to access, participate in, and vote at the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2021 by using the 16-digit control number included on the proxy card and voting instruction form. Stockholders admitted to the virtual meeting using their control number may submit questions, vote or view our list of stockholders during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders may log into the meeting platform beginning at 1:45 p.m. Pacific Time on May 28, 2021. To submit a question during the meeting, visit www.virtualshareholdermeeting.com/SMCI2021, enter your 16-digit control number, type your question into the “Ask a Question” field and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. The Annual Meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of the Company and the matters properly before the Annual Meeting, and therefore questions on such matters will not be answered. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at https://ir.supermicro.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.
This Proxy Statement and the accompanying proxy card and notice were first made available on or about April 23, 2021 to all stockholders entitled to vote at the Annual Meeting.
This Proxy Statement and our annual report for the year ended June 30, 2020 (the “Annual Report”) are available on our website at www.supermicro.com and, prior to the meeting date, at www.proxyvote.com.
You may request that we send future proxy materials to you electronically by e-mail or in printed form by mail by going to www.proxyvote.com. If you elect to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it. We encourage you to elect to receive future proxy materials by e-mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.
In this Proxy Statement:
•“We”, “us”, “our”, “Company” and “Supermicro” refer to Super Micro Computer, Inc. with its principal executive offices located at 980 Rock Avenue, San Jose, CA 95131
•“Annual Meeting” or “Meeting” means our Annual Meeting of Stockholders following our fiscal year 2020
•“Board of Directors” or “Board” means our Board of Directors
•“SEC” means the Securities and Exchange Commission
We have summarized below important information with respect to the Annual Meeting.

The following chart outlines the three proposals and our voting recommendations:

Proposal No.	Proposal	Recommendation

No. 1	Election of the nominee as Class II director	FOR the nominee

No. 2	Approval, on a non-binding advisory basis, of our named executive officers’ compensation	FOR

No. 3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2021	FOR

Please see “Questions and Answers” for a list of frequently asked questions and answers relating to this proxy statement and the Annual Meeting.
Coronavirus (COVID-19) Pandemic Update

The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption for many businesses worldwide. In an effort to contain COVID-19 or slow its spread, governments around the world have enacted various measures, including orders that govern the operations of businesses, require masks be worn and define shelter in place and social distancing protocols. We are an essential critical infrastructure (information technology) business under the relevant federal, state and county regulations. Accordingly, in late March 2020, we responded to the directives from Santa Clara County and the State of California regarding instructions to combat the spread of COVID-19. Our first priority is the safety of our workforce and we have implemented numerous health precautions and work practices to be in compliance with the law and to operate in a safe manner.

We quickly transitioned certain of our indirect labor forces to work from home at the earlier phase of the pandemic and continued to operate our local assembly in Taiwan and, after an initial period of disruption, in the United States and Europe. We operate in the critical industry of IT infrastructure and we assessed our customer base to identify priority customers who operate in critical industries. We continued to see ongoing demand and do not have significant direct exposure to industries such as retail, oil and gas and hospitality, which have been impacted the greatest. As time passes, we may discover greater indirect exposure to distressed industries through our channel partners and OEM customers.

We have actively managed our supply chain for potential shortage risk by first building inventories of critical components required for our motherboards and other system printed circuit boards in response to the early outbreak of COVID-19 in China. Since that time, we have continued to add to our inventories of key components such as CPUs, memory, SSDs and GPUs such that customer orders can be fulfilled as they are received.

Logistics has emerged as a new challenge as globally the transportation industry restricted the frequency of departures and increased logistics costs. We experienced increased costs in freight as well as direct labor costs as we incentivized our employees to continue to work and assist us in serving our customers, many of whom are in critical industries. We expect this trend to continue for the duration of the COVID-19 pandemic.

We monitor the credit profile and payment history of our customers to evaluate risk in specific industries or geographic areas where cash flow may be disrupted. While we believe that we are adequately capitalized, we actively manage our liquidity needs. In May 2020, we negotiated an extension of our credit facility with Bank of America to extend the maturity date to June 2021. In June 2020, we entered into a ten-year, non-revolving term loan facility with China Trust and Bank Corp ("CTBC Bank") to obtain financing for use in the expansion and renovation of the our Bade Manufacturing Facility located in Taiwan. In December 2020, our Taiwan subsidiary entered into a general credit agreement with E.SUN Bank in Taiwan. This general credit agreement provides for the issuance of loans, advances, acceptances, bills, bank guarantees, overdrafts, letters of credit, and other types of drawdown instruments up to a credit limit of $30 million. The term of this general credit agreement is through September 18, 2021.

Our management team is focused on guiding our company through the ongoing challenges presented by COVID-19. Currently, there are positive signs with vaccine availability and reduction in infection rates; however, with the possibility of new virus strains and vaccine supply constraints, we are unable to predict the ultimate extent to which the global COVID-19 pandemic may further impact our business operations, financial performance and results of operations within the next 12 months.

PROPOSAL 1
ELECTION OF CLASS II DIRECTORS

Composition of the Board

The authorized number of directors of the Company as of the date of this proxy statement is nine. There are currently nine directors. Our Amended and Restated Certificate of Incorporation provides for a classified board of directors divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Alternatively, the Board of Directors, at its option, may reduce the number of directors, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors chosen to fill newly created directorships hold office for a term expiring at the next annual meeting of stockholders to which the term of the office of the class to which they have been elected expires.

At this year’s Annual Meeting, the term of our three Class II directors will expire. Sara Liu, Michael S. McAndrews and Hwei-Ming (Fred) Tsai are the current Class II directors. Our Nominating and Corporate Governance Committee (the “Governance Committee”) recommended, and our Board of Directors has nominated, for re-election of Sara Liu to serve until the annual meeting of stockholders following fiscal year 2023 or until her successor is duly elected and qualified. Ms. Liu, as nominee has agreed to serve if elected, and we have no reason to believe that she will be unable to serve. The Governance Committee did not nominate either Michael S. McAndrews or Hwei-Ming (Fred) Tsai for re-election. The Board has resolved that immediately upon the completion of the Annual Meeting, the number of authorized directors of the Company will be fixed at seven.

Proxies may not be voted for more than one director. Assuming a quorum is present, the director nominee who receives the highest number of the votes cast by the stockholders entitled to vote at the election will be elected as the Class II director. In the event that the nominee is unable or unwilling to serve, the enclosed proxy will be voted to elect the replacement nominee designated by the Board of Directors, unless the board instead decides to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEE TO SERVE AS A CLASS II DIRECTOR. PROXIES WILL BE VOTED FOR THE ELECTION OF THE NOMINEE UNLESS OTHERWISE SPECIFIED.

The nominee for election as a director and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominee and continuing directors include service as directors of predecessor companies to the Company.

Name (Age)(1)	Class	Expiration of Term	Audit Committee	Compensation Committee	Governance Committee (2)
Charles Liang (63)	I	Annual General Meeting following fiscal year 2022
Sherman Tuan (67)	I	Annual General Meeting following fiscal year 2022		Chair	Member
Tally Liu (70)	I	Annual General Meeting following fiscal year 2022	Chair
Sara Liu (59)	II	Director Nominee
Saria Tseng (50)	III	Annual General Meeting following fiscal year 2021		Member	Member
Daniel Fairfax (65)	III	Annual General Meeting following fiscal year 2021	Member
Shiu Leung (Fred) Chan (73)(3)	III	Annual General Meeting following fiscal year 2021
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(1)Ages are as of April 23, 2021.
(2)The Board intends to designate a new chair of the Governance Committee and reconsider the composition of the various Board committees following the Annual Meeting.
(3)On October 28, 2020, Mr. Shiu Leung (Fred) Chan was appointed as a Class III director by the Board to fill the vacancy on the Board resulting from the increase in the authorized number of directors to nine, with his term expiring at the Company’s annual meeting of stockholders following fiscal year 2021.

(1) The above charts include Mr. Michael S. McAndrews and Mr. Hwei-Ming (Fred) Tsai, who served as Class II directors throughout fiscal year 2020 and will serve until the expiration of their terms of office at the Annual Meeting.

Class II Director - Nominee for Term Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2023

Sara Liu co-founded Super Micro in September 1993, has been a member of our Board of Directors since March 2007 and currently serves as our Co-Founder, Senior Vice President, and a director. She has held a variety of positions with the Company, including Treasurer from inception to May 2019, Senior Vice President of Operations from May 2014 to February 2018, and Chief Administrative Officer from October 1993 to May 2019. From 1985 to 1993, Ms. Liu held accounting and operational positions for several companies, including Micro Center Computer Inc. Ms. Liu holds a B.S. in Accounting from Providence University in Taiwan. Ms. Liu is married to Mr. Charles Liang, our Chairman, President and Chief Executive Officer. Our Governance Committee concluded that Ms. Liu should serve on the Board based on her skills, experience, her general expertise in business and operations and her long familiarity with our company’s business.

Class III Directors - Terms Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2021

Daniel W. Fairfax has been a member of our Board of Directors since July 2019. Mr. Fairfax served as Senior Vice President and Chief Financial Officer of Brocade Communications, a networking equipment company (“Brocade”) from June 2011 to November 2017. Brocade was acquired by Broadcom in November 2017. Mr. Fairfax previously served as Brocade’s Vice President of Global Services from August 2009 to June 2011 and Brocade’s Vice President of Business Operations from January 2009 to August 2009. Prior to Brocade, Mr. Fairfax served as Chief Financial Officer of Foundry Networks, Inc., from January 2007 until December 2008. Foundry Networks was acquired by Brocade in December 2008. Earlier in his career Mr. Fairfax served in executive financial management and/or general management positions as GoRemote Internet Communications, Ironside Technologies, Acta Technology, NeoVista Software, Siemens and Spectra-Physics. He began his career as a consultant with the National Telecommunications Practice Group of Ernst & Young. Mr. Fairfax currently serves on the board of directors of Energous Corporation, where he is the chair of the audit committee. Mr. Fairfax is a certified public accountant with an inactive license in California and holds an MBA degree from The University of Chicago Booth School of Business and a Bachelor of Arts degree, with a major in Economics, from Whitman College. Our Governance Committee concluded that Mr. Fairfax should serve on the Board based on his skills, experience, his financial literacy and his familiarity with technology businesses.
Saria Tseng has been a member of our Board of Directors since November 2016. Ms. Tseng has served as Vice President of Strategic Corporate Development, General Counsel and Secretary of Monolithic Power Systems, Inc. a fabless manufacturer of high-performance analog and mixed-signal semiconductors since 2004. From 2001 to 2004, Ms. Tseng served as Vice President, General Counsel and Corporate Secretary of MaXXan Systems, an enterprise class storage network system. Previously, Ms. Tseng was an attorney at Gray Cary (now DLA Piper) and Jones Day. Ms. Tseng is a member of the state bar in both California and New York and is a member of the bar association of the Republic of China, Taiwan. She holds Master of Law degrees from the University of California at Berkeley and the Chinese Culture University in Taipei. Our Governance Committee concluded that Ms. Tseng should serve on the Board based on her skills, experience and qualifications in business and corporate law, her legal expertise and her familiarity with technology business.
Shiu Leung (Fred) Chan has been a member of our Board of Directors since October 2020. Mr. Chan is the founder and currently the president of KCR Development, Inc. which has developed real estate projects in excess of $1 billion in California and Hawaii specializing in high-density residential and retail projects. Mr. Chan also has more than three decades of experience in the high technology sector and as an entrepreneur. He most recently served as chairman of ESS Technology, Inc., a privately held semiconductor company which he had founded, from 2015 to 2019. ESS Technology was previously a public company listed on Nasdaq from 1995 until 2008, where he had held a variety of senior executive roles, including as chairman, president and chief executive officer, and served as a director. Mr. Chan has also previously served as chairman of a privately-held consumer electronic company, founder and an executive officer of a VLSI chip design center providing computer aided design, engineering and other design services, and co-founder and an executive officer of a company in the business of computer aided engineering systems development. Mr. Chan holds B.S.E.E. and M.S.C. degrees from the University of Hawaii. Our

Governance Committee concluded that Mr. Chan should serve on the Board based on his skills and experience in growing companies and familiarity with technology businesses.
Class I Directors - Terms Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2022

Charles Liang founded Super Micro and has served as our President, Chief Executive Officer and Chairman of the Board since our inception in September 1993. Mr. Liang has been developing server and storage system architectures and technologies for the past three decades. From July 1991 to August 1993, Mr. Liang was President and Chief Design Engineer of Micro Center Computer Inc., a high-end motherboard design and manufacturing company. From January 1988 to April 1991, Mr. Liang was Senior Design Engineer and Project Leader for Chips & Technologies, Inc., a chipset technology company, and Suntek Information International Group, a system and software development company. Mr. Liang has been granted many server technology patents. Mr. Liang holds an M.S. in Electrical Engineering from the University of Texas at Arlington and a B.S. in Electrical Engineering from National Taiwan University of Science & Technology in Taiwan. Our Governance Committee concluded that Mr. Liang should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his long familiarity with our company’s business.
Tally Liu was appointed to our Board of Directors and our Audit Committee on January 30, 2019, and was appointed as the chair of the Audit Committee on June 30, 2019. Mr. Liu has been retired since 2015. Prior to his retirement, Mr. Liu was Chief Executive Officer of Wintec Industries, a supply chain solutions company for high-tech manufacturers, from 2012 to 2015. Prior to Wintec, Mr. Liu served as Chairman of the Board and Chief Executive Officer of Newegg, Inc., an internet consumer technology retailer, from 2008 to 2010, and as President of Newegg in 2008. Prior to Newegg, Mr. Liu held various positions with Knight Ridder Inc., including Vice President, Finance & Advanced Technology and Vice President of Internal Audit. Mr. Liu served as President of the International Newspapers Financial Executives (INFE) for one year before it merged with other media associations. A Certified Public Accountant from 1982-2007, Mr. Liu is a member of the American Institute of Certified Public Accountants (AICPA) with retired status, and was previously a member of the Florida Institute of Certified Public Accountants (FICPA). Mr. Liu is also a Certified Information System Auditor (CISA) and Certified Information Security Manager (CISM), with non-practice status, with the Information Systems Audit and Control Association (ISACA) and has also been certified in Control Self-assessment (CCSA) by the Institute of Internal Auditors (IIA). After earning his BA of Commerce from National Chengchi University, Taipei, Taiwan, and MBA from Florida Atlantic University, Mr. Liu received executive leadership training at the Stanford Advanced Finance Program in 1986 and at Harvard Business School in the Advanced Management Program (AMP) in 1998. Mr. Liu is not related to any member of our Board of Directors or any of our officers. Our Governance Committee concluded that Mr. Liu should serve on the Board based on his skills, experience, his financial literacy and his familiarity with technology businesses.
Sherman Tuan has been a member of our Board of Directors since February 2007. Mr. Tuan is founder of PurpleComm, Inc. (doing business as 9x9.tv), a platform for connected TV, where he has served as Chief Executive Officer since January 2005 and Chairman of the Board since June 2003. From September 1999 to May 2002, he was director of Metromedia Fiber Network, Inc., a fiber optical networking infrastructure provider. Mr. Tuan was co-founder of AboveNet Communications, Inc., an internet connectivity solutions provider, where he served as President from March 1996 to January 1998, Chief Executive Officer from March 1996 to May 2002 and director from March 1996 to September 1999. Mr. Tuan holds a degree in Electrical Engineering from Feng-Chia University in Taiwan. Our Governance Committee concluded that Mr. Tuan should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his familiarity with our company’s business.

Except for Mr. Charles Liang and Ms. Sara Liu, who are married, there are no other family relationships among any of our directors or executive officers.

Director Tenure

    The following graph details the tenures of our directors. We believe that having a mix of new directors and directors with a long history with the Company provides both new ideas and insights while maintaining a continuity of Company-specific knowledge.

(1).    The above chart includes Mr. Michael S. McAndrews and Mr. Fred Tsai, who served as Class II directors throughout fiscal year 2020 and will serve until the expiration of their terms of office at the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
We have adopted “Corporate Governance Guidelines” to help ensure that the Board of Directors is independent from management, appropriately performs its function as the overseer of management, and that the interests of the Board of Directors and management align with the interests of our stockholders. The “Corporate Governance Guidelines” are available at https://ir.supermicro.com/corp-governance#governance.

Code of Ethics
We have adopted a “Code of Business Conduct and Ethics” that is applicable to all directors, executive officers and employees and embodies our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. Our “Code of Business Conduct and Ethics” is available at https://ir.supermicro.com/corp-governance#governance. Any substantive amendment or waiver of the Code relating to executive officers or directors will be made only after approval by our Board of Directors and will be promptly disclosed on our website within four business days.
Engagement with Stockholders
Our Board of Directors and management value the perspective of our stockholders. Travel and social distancing restrictions related to limiting the spread of COVID-19 both domestically and abroad largely eliminated opportunities to meet in-person with stockholders since such restrictions have been implemented. However, during that time period, our management team has regularly conducted calls and “virtual” (i.e., via online videoconference) meetings with investors and analysts following our quarterly earnings conference calls and at virtual investor events.  During those virtual meetings and calls, we have solicited and received from stockholders and analysts their perspectives on issues related to the Company. We engaged in discussions with institutional stockholders holding approximately 50% of our outstanding common stock during fiscal year 2020.
Those discussions, and additional discussions through the date of this proxy statement, have covered a wide range of topics, including our overall business strategy, our financial performance, our governance structure, our internal control over financial reporting, our capital efficiency, market dynamics and our compensation philosophy and practices. Our management team regularly communicates the substance of stockholder discussions to our Board of Directors and committees. Our Board of Directors and committees take those views into consideration in conducting their oversight and decision-making processes.

Director Independence
The listing requirements of The Nasdaq Stock Market generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit committee, compensation committee, and nominating and corporate governance committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing requirements of The Nasdaq Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of The Nasdaq Stock Market.
The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the listing requirements of The Nasdaq Stock Market.
Based on these standards, our Board of Directors has determined that seven of its current nine members, Daniel W. Fairfax, Hwei-Ming (Fred) Tsai, Michael S. McAndrews, Saria Tseng, Sherman Tuan, Shiu Leung (Fred) Chan and Tally Liu, are “independent directors” under the applicable rules and regulations of the SEC and the listing requirements and rules of The

Nasdaq Stock Market. The terms of office of Mr. Michael S. McAndrews and Mr. Hwei-Ming (Fred) Tsai expire at the Annual Meeting.
Executive Sessions
Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings.

Director Qualifications and Nomination Process
Criteria
The Governance Committee is responsible for reviewing, on an annual basis, the appropriate skills and characteristics required of board members, individually as well as for the board as a whole. Except as may be required by rules and regulations promulgated by Nasdaq or the SEC and as set forth herein, it is the current belief of the Governance Committee that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the qualifications of any director candidates, the Governance Committee will consider many factors, including without limitation, character, judgment, independence, expertise, diversity of experience, length of service, and other commitments. The Governance Committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Governance Committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. While the Governance Committee has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have experience, expertise and qualifications that will increase overall board effectiveness, including contributing to the diversity of the Board of Directors, and (d) meet other requirements as may be required by applicable listing requirements of The Nasdaq Stock Market and the SEC.
Identification and Evaluation of Nominees
The Governance Committee is responsible for regularly assessing the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee is responsible for considering potential candidates for director. The Governance Committee will consider bona fide candidates from all relevant sources, including current board members, professional search firms, stockholders and other persons. The Governance Committee will consider director candidates recommended by our stockholders, based on the same criteria listed above that would apply to candidates identified by a Governance Committee member. The Governance Committee is responsible for evaluating director candidates in light of the board membership criteria described above, based on all relevant information and materials available to the Governance Committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.
On October 28, 2020, following recommendation of the Governance Committee, the Board fixed the number of directors at nine (9) and Mr. Shiu Leung (Fred) Chan was appointed as a Class III director by the Board to fill the vacancy on the Board resulting from the increase in the authorized number of directors to nine (9), with his term expiring at the Company’s annual meeting of stockholders following fiscal year 2021.
Stockholder Recommendations
The Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholder nominations for director must be made in writing and addressed to the Corporate Secretary of the Company. Such stockholder’s notice shall set forth the following information:
•The information required by Section 2.15 of our Bylaws (a copy of which is included as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on March 27, 2007); and

•Any other information that such stockholder believes is relevant in considering the director candidate.

Communications with the Board of Directors
The Board of Directors welcomes the submission of any comments or concerns from stockholders or other interested parties. If you wish to send any communications to the Board of Directors, you may use one of the following methods:
•Write to the Board at the following address:
Board of Directors
Super Micro Computer, Inc.
c/o General Counsel
980 Rock Avenue
San Jose, California 95131
•E-mail the Board of Directors at BODInquiries@supermicro.com
Communications that are intended specifically for the independent directors or non-management directors should be sent to the e-mail address or street address noted above, to the attention of the “Independent Directors.”

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings
Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board and committee meetings. We encourage, but do not require, each Board member to attend our annual meeting of stockholders. We held an annual meeting of stockholders on June 5, 2020 for our fiscal year 2019. The Board held 15 meetings during fiscal year 2020, four of which were regularly scheduled meetings and 11 of which were special meetings.  All directors attended at least 75% of the meetings of the Board and the committees on which they served during the time they were members of the Board or such committees during fiscal year 2020.
Board Leadership Structure
Our Chairman, Charles Liang, is also our Chief Executive Officer. The Board and our Governance Committee believe that it is appropriate for Mr. Liang to serve as both the Chief Executive Officer and Chairman due to the fact that Mr. Liang is the founder of our company with extensive experience in our industry. We do not currently have a lead independent director.
Board Role in the Oversight of Risk
The Board oversees our risk management activities, requesting and receiving reports from management. The Board conducts this oversight directly and through its committees. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate. The Audit Committee also assists the Board in oversight of certain risks, particularly in the areas of internal controls over financial reporting, financial reporting and review of related party transactions.
Our management, with oversight from our Compensation Committee, has reviewed our compensation policies and practices with respect to risk-taking incentives and risk management and does not believe that potential risks arising from our compensation polices or practices are reasonably likely to have a material adverse effect on our company.

Committees of the Board of Directors
The Board has three standing committees to facilitate and assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with applicable listing requirements of The Nasdaq Stock Market, each of these committees is comprised solely of non-employee, independent directors. The charter for each committee is available at https://ir.supermicro.com/corp-governance#governance. In October 2020, the Board of Directors approved amendments to the charters for each of the Audit Committee and the Compensation Committee and in January 2021, the Board of Directors approved amendments to the Governance Committee charter, which amendments are all reflected in the descriptions contained herein. The charter of each committee also is available in print to any stockholder who requests it. The following table sets forth the current members of each of the standing Board committees:
(1)     Mr. Michael S. McAndrews and Mr. Fred Tsai served as Class II directors throughout fiscal year 2020 and will serve until the expiration of their terms of office at this Annual Meeting, The Board will designate a new chair of the Nominating and Corporate Governance Committee and reconsider composition of the various Board committees following the Annual Meeting.

Audit Committee

The Audit Committee has four members as of the date of this Proxy Statement. The Audit Committee met 15 times in fiscal year 2020, four of which were regularly scheduled meetings and 11 of which were special meetings. The Board has determined that each member of our Audit Committee meets the requirements for independence under the applicable listing requirements of The Nasdaq Stock Market and the rules of the SEC. The Board has also determined that each member of our Audit Committee is an “audit committee financial expert” as defined under applicable SEC rules.
As outlined more specifically in the Audit Committee charter, the Audit Committee has, among other duties, the following responsibilities:
•Appoints, retains and approves the compensation of our independent auditors, and reviews and evaluates the auditors’ qualifications, independence and performance;
•Oversees the independent auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•Reviews and discusses with the independent auditors any audit problems or difficulties and management’s response to them, and all matters that the Public Company Accounting Oversight Board and the SEC require to be discussed with the committee;
•Reviews and discusses with management press releases regarding our financial results, as well as financial information and earnings guidance provided to securities analysts and rating agencies;
•Reviews and approves the planned scope of our annual audit;
•Monitors the rotation of partners of the independent auditors on their engagement team as required by law;
•Reviews our financial statements and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;
•Reviews our critical accounting policies and estimates;
•Oversees the adequacy of our financial controls;
•Periodically reviews and discusses with management and the independent auditors our disclosure controls and procedures and our internal control over financial reporting;
•Reviews, discusses and approves the internal audit function’s (i) internal audit plan, (ii) all major changes to the internal audit plan, (iii) the scope, progress and results of executing the internal audit plan, and (iv) the annual performance of the internal audit function;
•Reviews, approves and oversees all related party transactions;
•Establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our Code of Business Conduct and Ethics;
•Initiates investigations and hires legal, accounting and other outside advisors or experts to assist the Audit Committee, as it deems necessary to fulfill its duties;
•Periodically reviews and discusses with management our major financial risk exposures and steps management has taken to monitor and control the exposures, including our risk assessment and risk management guidelines and policies; and
•Reviews and evaluates, at least annually, the adequacy of the Audit Committee charter and recommends any proposed changes to the Board for approval.

Compensation Committee
The Compensation Committee has three members as of the date of this Proxy Statement. The Compensation Committee met nine times in fiscal year 2020, four of which were regularly scheduled meetings and five of which were special meetings. The Compensation Committee is comprised solely of non-employee directors. The Board has determined that each member of our Compensation Committee meets the requirements for independence under the applicable listing requirements of The Nasdaq Stock Market.
As outlined more specifically in the Compensation Committee charter, the Compensation Committee has, among other duties, the following responsibilities:
•Periodically reviews and advises the Board concerning our overall compensation philosophy, policies and plans, including a review and approval of a group of companies for general executive compensation competitive comparisons, approval of target pay and performance objectives against this group, and monitoring of our executive compensation levels and their performance relative to this group;
•Reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers;
•Evaluates the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives, including generally against the overall performance of executive officers at comparable companies, all while taking into account our risk management policies and practices, and any other factors the Compensation Committee deems appropriate;
•Reviews and approves the compensation of the Chief Executive Officer and other executive officers;
•Reviews and approves our incentive compensation plans and equity compensation plans;
•Monitors and assesses risks associated with our compensation policies, including whether such policies could lead to unnecessary risk-taking behavior, and consults with management regarding such risks;
•Administers the issuance of restricted stock grants, stock options and other equity awards to executive officers, directors and other eligible individuals under our equity compensation plans, provided that the Compensation Committee may delegate the approval of grants of options and equity awards to participants other than certain individuals subject to Section 16 of the Exchange Act as provided in the applicable plan; and
•Reviews and evaluates, at least annually, the performance of the Compensation Committee, including compliance of the Compensation Committee with its charter and the adequacy of the Compensation Committee charter.
In general, the Compensation Committee discharges the Board’s responsibilities regarding the determination of executive compensation, and reviews and makes recommendations to the full Board in the determination of non-employee director compensation. The Compensation Committee also makes recommendations to the full Board regarding non-ordinary course executive compensation matters, including with respect to new or amended employment contracts, severance or change-in-control plans or arrangements. The Compensation Committee may delegate its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees comprised of one or more Compensation Committee members, subject to requirements of our bylaws and applicable laws, regulations and the terms of our executive compensation plans. Additional information about the Compensation Committee’s processes for determining executive and non-employee director compensation, including the role of the Compensation Committee’s compensation consultant and our executive officers, can be found in the “Executive Compensation” and “Director Compensation” sections of this Proxy Statement.

Governance Committee
The Governance Committee has three members as of the date of this Proxy Statement. The Governance Committee met six times in fiscal year 2020, four of which were regularly scheduled meetings and two of which were special meetings. The Governance Committee is comprised solely of non-employee directors. The Board has determined that each member of our Governance Committee meets the requirements for independence under the applicable listing requirements of The Nasdaq Stock Market.
As outlined more specifically in the Governance Committee charter, the Governance Committee has, among other duties, the following responsibilities:
•Reviews and makes recommendations to the Board regarding the size of the Board;
•Identifies individuals qualified to become directors;
•Evaluates and selects, or recommends to the Board, director nominees for each election of directors;

•Develops and recommends to the Board criteria, any other factors that the Governance Committee deems relevant, including those that promote diversity, for selecting qualified director candidates in the context of the current make-up of the Board;
•Considers any nominations of director candidates validly made by our stockholders;
•Conducts an annual evaluation of director independence according to Nasdaq rules, applicable law and our Corporate Governance Guidelines to enable the Board to make a determination of each director’s independence;
•Review and make recommendations to the Board regarding the size of the Board;
•Reviews committee structures and compositions and recommends to the Board concerning qualifications, appointment and removal of committee members;
•Develops, recommends for approval by the Board and reviews on an ongoing basis the adequacy of the corporate governance principles applicable to us;
•Reviews, on a periodic basis, the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to the Board;
•Oversees compliance with our Corporate Governance Guidelines and reports on such compliance to the Board;
•Assists the Board in the evaluation of the Board and each committee;
•Periodically reviews succession planning for executive officers;
•Periodically reviews and discusses with management our practices with respect to environmental, social and corporate governance issues; and
•Periodically reviews the scope of responsibilities of the Governance Committee and the committee’s performance of its duties.

The Governance Committee may delegate its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees comprised of one or more Governance Committee members, subject to requirements of our bylaws, applicable laws and regulations.

In accordance with our bylaws, our Board establishes additional committees for specific delegated purposes, roles and responsibilities that are temporary in nature.

Compensation Committee Interlocks and Insider Participation
None of the directors serving on the Compensation Committee during fiscal year 2020 is a current or former officer or employee of our company or had any relationship with our company requiring disclosure, except for Saria Tseng, who serves as Vice President of Strategic Corporate Development, General Counsel and Secretary of Monolithic Power Systems, Inc., a fabless manufacturer of high-performance analog and mixed-signal semiconductors (“MPS”), with which we have engaged in certain transactions. See “Certain Relationships and Related Transactions and Director Independence - Transactions with Monolithic Power Systems.” In addition, during fiscal year 2020, none of our executive officers served as a member of the board of directors or compensation committee of the board of directors of any other entity that has one or more executive officers who served on our Board or the Compensation Committee of the Board. Hwei-Ming (Fred) Tsai, Saria Tseng and Sherman Tuan served on the Compensation Committee during fiscal year 2020.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of February 28, 2021 by:
•Each of the named executive officers during fiscal year 2020;
•Each of our directors;
•All directors and executive officers as a group; and
•All persons known to us who beneficially own 5% or more of our outstanding common stock.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding (3)
Executive Officers and Directors:
Charles Liang (4)	7,678,128	14.9%
Don Clegg (5)	37,789	*
George Kao (6)	29,088	*
Alex Hsu (7)	21,327	*
David Weigand (8)	18,168	*
Hwei-Ming (Fred) Tsai (9)	262,000	*
Michael S. McAndrews (10)	27,000	*
Saria Tseng (11)	22,500	*
Sherman Tuan (12)	22,697	*
Sara Liu (13)	7,678,128	14.9%
Tally Liu	—	*
Daniel Fairfax	—	*
Shiu Leung (Fred) Chan	—	*
Kevin Bauer(14)	79,397	*
All directors and executive officers as a group (14 persons) (15)	8,198,094	15.8%
5% Holders Not Listed Above:
Oaktree Capital Management LP (16)	2,850,000	5.6%
Empyrean Capital Overseas Master Fund, Ltd. (17)	3,000,459	5.9%
Disciplined Growth Investors Inc. (18)	3,618,193	7.1%
BlackRock, Inc. (19)	3,146,769	6.2%
The Vanguard Group (20)	3,999,148	7.9%

Total executives, directors & 5% or more stockholders		49.7%
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* Represents beneficial ownership of less than one percent of the outstanding shares of common stock
(1)Except as otherwise indicated, to our knowledge the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws applicable and to the information contained in the footnotes to this table. Except as otherwise provided, the address of each stockholder listed in the table is 980 Rock Avenue, San Jose, CA 95131.
(2)Under the SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or RSUs subject to vesting.

(3)Calculated on the basis of 50,835,888 shares of common stock outstanding as of February 28, 2021, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 28, 2021 are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.
(4)Includes 660,010 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2021. Also includes 2,663,752 shares jointly held by Mr. Liang and Sara Liu, his spouse, 289,804 shares held directly by Ms. Liu and 62,750 options exercisable within 60 days after February 28, 2021. See footnote 13.
(5)Includes 30,550 options exercisable within 60 days after February 28, 2021.
(6)Includes 23,341 shares issuable upon the exercise of options within 60 days after February 28, 2021.
(7)Includes 18,933 shares issuable upon the exercise of options within 60 days after February 28, 2021. Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.
(8)Includes 13,750 shares issuable upon the exercise of options within 60 days after February 28, 2021.
(9)Includes 25,000 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2021.
(10)Includes 27,000 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2021.
(11)Includes 22,500 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2021.
(12)Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2021.
(13)Includes 62,750 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2021. Also includes 2,663,752 shares jointly held by Ms. Liu and Mr. Liang, her spouse, 3,985,177 shares held by Charles Liang, and 660,010 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2021. See footnote 4.
(14)Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role.
(15)Includes 973,834 shares issuable upon the exercise of options exercisable within 60 days after February 28, 2021.
(16)The information is based solely on the Schedule 13D filed on March 31, 2021 by (i) Oaktree Value Equity Fund, L.P., a Cayman Islands exempted limited partnership (“VEF”), in its capacity as the direct owner of 2,850,000 shares of common stock; (ii) Oaktree Value Equity Fund GP, L.P., a Cayman Islands exempted limited partnership (“VEF GP”), in its capacity as the general partner of VEF; (iii) Oaktree Value Equity Fund GP Ltd., a Cayman Islands exempted company (“VEF Ltd.”), in its capacity as the general partner of VEF GP; (iv) Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of VEF Ltd.; (v) Oaktree Capital Management GP, LLC, a Delaware limited liability company (“Management GP”), in its capacity as the general partner of Management, L.P.; (vi) Atlas OCM Holdings, LLC, a Delaware limited liability company (“Atlas”), in its capacity as the sole managing member of Management GP; (vii) Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as sole shareholder of VEF Ltd.; (viii) Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I; (ix) OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I; (x) Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I; (xi) Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings; (xii) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH”), in its capacity as the managing member of the Group; (xiii) Brookfield Asset Management Inc., a Canadian corporation (“BAM”), in its capacity as the indirect owner of the class A units of each of OCG and Atlas; and (xiv) Partners Limited, a Canadian corporation (“Partners”), in its capacity as the sole owner of Class B Limited Voting Shares of BAM. Except as set forth in Schedule A to the Schedule 13D, the address of the business office of each of the reporting persons and covered persons is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.
(17)The information is based solely on the Schedule 13G filed on February 11, 2021 by (i) Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), which has sole voting power and shared dispositive power over 3,000,459 shares of common stock, (ii) Empyrean Capital Partners, LP (“ECP”), which has shared voting power and shared dispositive power over 3,000,459 shares of common stock, and (iii) Amos Meron, who has shared voting power and shared dispositive power over 3,000,459 shares of common stock. ECP which serves as investment manager to ECOMF with respect to the common stock directly held by ECOMF. Mr. Amos serves as the managing member of Empyrean Capital, LLC, the general partner of ECP, with respect to the common stock directly held by ECOMF. The address of the business office of each of the reporting persons is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

(18)The information is based solely on the Schedule 13-F filed on February 16, 2021. The address for the reporting person is 150 S. Fifth St. Suite 2550, Minneapolis, MN 55402.
(19)The information is based solely on the Schedule 13G filed on February 2, 2021. The address for the reporting person is 55 East 52nd Street, New York, New York 10055.
(20)The information is based solely on the Schedule 13G filed on February 10, 2021. The address for the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and certain written representations provided to us, we believe that during the fiscal year ended June 30, 2020, and the period from July 1, 2020 to March 31, 2021, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that one late Form 4 was filed on September 15, 2020 for each of Ms. Sara Liu, Mr. Charles Liang (as the spouse of Ms. Sara Liu), Mr. David Weigand, and Mr. Don Clegg to reflect equity awards made to Ms. Liu, Mr. Weigand, and Mr. Clegg on August 4, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers who were serving as executive officers at the end of our fiscal year 2020 (collectively referred to as our “named executive officers”).

    Our named executive officers and their positions during fiscal year 2020 were:

Charles Liang	President, Chief Executive Officer and Chairman of the Board
Kevin Bauer(1)	Former Senior Vice President, Chief Financial Officer
Don Clegg	Senior Vice President, Worldwide Sales
David Weigand(1)	Senior Vice President, Chief Financial Officer
Alex Hsu (2)	Senior Chief Executive, Strategic Business
________________________
(1)Mr. Bauer resigned as our Senior Vice President, Chief Financial Officer in January 2021, and Mr. Weigand (whose previous title was Senior Vice President, Chief Compliance Officer) has assumed such role. However, information for Mr. Bauer is still presented in this Compensation Discussion and Analysis section as Mr. Bauer served in such capacity throughout fiscal year 2020 which ended June 30, 2020.
(2)Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

Overview of Compensation

______________________________
(1)    The chart presents the percentage compensation by compensation component received by the four non-CEO named executive officers together (aggregate compensation) as a group, as well as the split between cash and equity compensation for all such persons received in aggregate as a group.

Process Overview

    The Compensation Committee of the Board discharges the Board’s responsibilities relating to compensation of all of our executive officers. During fiscal year 2020, the Compensation Committee was comprised of three non-employee directors, all of whom are independent pursuant to the applicable listing rules of NASDAQ and Rule 16b-3 under the Exchange Act.

    The agenda for meetings is determined by the Chair of the Compensation Committee with the assistance of our Chief Financial Officer. Committee meetings are regularly attended by our Chief Financial Officer and our General Counsel. However, neither our Chief Financial Officer nor our General Counsel attends the portion of meetings during which his own performance or compensation is being discussed. Our Chief Financial Officer and General Counsel support the Compensation Committee in its work by providing information relating to our financial plans and certain personnel-related data. In addition, the Compensation Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. As part of making an overall assessment of each named executive officer’s role and performance, and structuring our compensation programs for fiscal year 2020, the Compensation Committee reviewed recommendations of our Chief Executive Officer, as well as publicly available peer group compensation data and data compiled by our independent compensation consultant.

Compensation Philosophy and Objectives

    Our executive compensation philosophy is to link the named executive officers’ compensation to, and reward, corporate performance. In fiscal year 2018, in order to better link executive pay to performance, our Compensation Committee decided that a significant portion of our Chief Executive Officer’s periodic long-term equity awards should be in the form of performance-based restricted stock units (“PRSUs”). In general, PRSUs represent an opportunity to earn a defined number of shares of our common stock if we and/or the recipient achieve pre-set performance goals over time. PRSUs generally encourage long-term commitment to the Company and commitment to performance that is designed to boost long-term Company results. In June 2020, our stockholders approved our 2020 Equity and Incentive Compensation Plan (the “2020 Plan”), and the Compensation Committee has, and currently plans, to expand its use of performance-based equity awards like PRSUs in future long-term equity programs for named executive officers in order to more tightly link the investment interests of our stockholders to the compensation interests of our senior executive leaders. See “- Subsequent Event – CEO Performance Award Granted in Fiscal Year 2021.”

    The Compensation Committee considers various sources of comparative data when determining executive compensation levels, including compensation data assembled for the Compensation Committee by Radford, an Aon Hewitt company ("Radford"), from a sample of public companies selected by us. For fiscal year 2020 compensation decisions, the sample consisted of the following companies:

Ciena Corporation	Infinera Corporation
Cray Inc.(1)	Juniper Networks, Inc.
Diebold Nixdorf, Incorporated	NetApp, Inc.
Extreme Networks, Inc.	NETGEAR, Inc.
F5 Networks, Inc.	Plexus Corp.
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(1)The same sample companies were used for fiscal year 2019 and 2020 compensation decisions. Although Cray Inc. was acquired by Hewlett Packard Enterprise Company in 2019, it remained included in the information regarding the sample public companies that was used for fiscal year 2020 compensation decisions.

In selecting the companies for inclusion in the sample, we considered whether the company may compete against us for executive talent.

    For fiscal year 2020, the Compensation Committee utilized the independent consultant report developed for fiscal year 2019 as it believed the report continued to be relevant. Recognizing that over-reliance on external comparisons can be of concern, the Compensation Committee used external comparisons as only one point of reference and is mindful of the value and limitations of comparative data.

Key Fiscal Year 2020 Executive Compensation Decisions and Actions

    At the beginning of fiscal year 2020, the Compensation Committee decided that it would generally not implement any increases in base salary or annual cash incentive opportunities for, or grant any equity awards to, any of our named executive officers for so long as the Company was not current in filing its periodic reports with the SEC (please refer to our Annual Report on Form 10-K for fiscal year 2019 for background on why we were not current in those filings). After we became current in our filings with the SEC in December 2019, and our stock was re-listed on the Nasdaq Global Select Market in January 2020, the Compensation Committee reviewed the compensation arrangements for our named executive officers. As a result of that review, in the fourth quarter of fiscal year 2020 the Compensation Committee increased the base salaries of our named executive officers (to the extent not already increased during the fiscal year) and implemented a short-term cash incentive program that incorporated certain financial metrics and individual goals as performance conditions.

    In addition, in March 2020 the Board, upon the recommendation of the Compensation Committee, approved special performance-based cash incentive award opportunities to certain long-term employees. For many employees, these awards were granted to reward them for their valuable contributions and loyal service to the Company, particularly through the period of time when we were not current in our SEC filings. In the case of Mr. Liang and Mr. Clegg, who were the only named executive officers who received such award opportunities, their incentives were specifically linked to Company stock price performance. The Board selected this design specifically to take into consideration the views expressed by multiple stockholders in connection with the Company’s stockholder outreach program, particularly a desire for the Company to use cash rather than shares for such awards and the character of the performance metrics that must be achieved to earn these awards, thus further aligning Mr. Liang and Mr. Clegg’s interests with those of our stockholders.

    Mr. Clegg’s award, for a target payment of $114,000, was conditioned on the price of our common stock equaling or exceeding $25.80 (a 12% premium over the closing price on the date the Board granted the award opportunity) for any period of 20 consecutive trading days prior to September 30, 2022. The award condition was satisfied during the fourth quarter of fiscal 2020, and Mr. Clegg received his target payout of $114,000 in satisfaction of this award. Mr. Liang’s award, for a cash incentive opportunity of up to $8,076,701 (the “Maximum Value”), is subject to the following conditions:

•50% of the Maximum Value will be paid to Mr. Liang only if the average closing price for the Company’s common stock equals or exceeds $31.61 (representing a 15% premium over the average closing price of the Company’s common stock for the 20 consecutive trading days preceding the Board’s decision) for any period of 20 consecutive trading days prior to September 30, 2021 (the “First Price Target”), provided that Mr. Liang remains employed with the Company through the date that such common stock price goal is achieved; provided further that this payment shall be subject to reduction (including possibly a reduction to zero) at the sole discretion of the Board to the extent the Company has not made, in the Board’s determination, adequate progress in remediating its internal weaknesses in its internal control over financial reporting; and

•50% of the Maximum Value will be paid to Mr. Liang only if the average closing price for the Company’s common stock equals or exceeds $32.99 (representing a 20% premium over the average closing price of the Company’s common stock for the 20 consecutive trading days preceding the Board’s decision) (the “Second Price Target”) for any period of 20 consecutive trading days prior to June 30, 2022, provided that Mr. Liang remains employed with the Company through the date that such common stock price goal is achieved.

    Regarding Mr. Liang's award, the relevant stock price goals were not met during fiscal year 2020, and no portion of these amounts were paid to Mr. Liang during fiscal year 2020. The First Price Target was achieved based upon stock price performance from December 22, 2020 through January 21, 2021, but no determination has yet been made by the Board as to whether or not there has been adequate progress in remediating the Company’s internal weaknesses in its internal control over financial reporting. As a result, no portion of these amounts have been paid yet to Mr. Liang through March 31, 2021 of fiscal year 2021. In addition, management has calculated that the Second Price Target was achieved based upon stock price performance from February 8, 2021 through March 8, 2021, but such calculation has not yet been presented to the Compensation Committee for confirmation. The award opportunities remain available going forward.

    While PRSUs were issued to our Chief Executive Officer, Mr. Liang, during fiscal year 2018, the Compensation Committee did not grant PRSUs to Mr. Liang in either fiscal year 2019 or fiscal year 2020, in part because we had only a limited number of shares available under our 2016 Equity Incentive Plan and in part because we were not current in our periodic filings with the SEC until December 2019.

    Following the re-listing of our stock on the Nasdaq Global Select Market in January 2020, the Compensation Committee began considering special bonuses to certain of our employees who were most deeply involved in the effort over the prior two years to restate our prior financial statements, bring us current in our SEC filings and re-list our common stock. After several months of review and consideration, the Compensation Committee determined in May 2020 to make special cash bonus payments to certain of our employees, including $342,784 for Mr. Bauer and $147,107 for Mr. Weigand.

    For fiscal 2020, the Compensation Committee established a short-term incentive cash program in which each of our named executive officers participated, as described in further detail below under “Fiscal Year 2020 Named Executive Officer Compensation Components - Short-Term Incentive Cash Compensation.”

Additional Information on the Compensation Committee's Compensation Consultant

    For fiscal year 2020, the Compensation Committee utilized information from Radford in making certain named executive officer compensation decisions, including bonus compensation structure for such named executive officers. Previously, in fiscal year 2019, Radford had advised the Compensation Committee regarding executive officer compensation decisions and our management had commissioned Radford to provide additional services to management for similar compensation studies to evaluate certain components of total compensation for our employees generally. In making the adjustments to base salaries for our named executive officers in the fourth quarter of fiscal year 2020, the Compensation Committee relied on information that Radford had provided in both fiscal year 2020 and in fiscal year 2019. The Compensation Committee also had consulted with Radford in connection with the CEO performance award granted in fiscal year 2021. See “- Subsequent Event – CEO Performance Award Granted in Fiscal Year 2021.”

    In fiscal year 2019, before receiving Radford’s information and assistance, the Compensation Committee assessed the independence of Radford in the light of all relevant factors, including the additional services and other factors required by the SEC, that could give rise to a potential conflict of interest with respect to Radford. Based on these reviews and assessments, the Compensation Committee did not identify any conflicts of interest raised by the work performed by Radford. In fiscal year 2020, the Compensation Committee updated its assessment of Radford’s independence and did not identify any conflicts of interest raised by additional work performed by Radford in fiscal year 2020.

The Role of the Most Recent Stockholder Say-on-Pay Vote

    The Compensation Committee, with the entire Board, and our management value the opinions of our stockholders. At our last annual meeting of stockholders, which was held on June 5, 2020 (the "Fiscal Year 2019 Annual Meeting"), we provided our stockholders the opportunity to vote to approve, on an annual advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for such meeting. At the meeting, stockholders representing over 91% of the stock present and entitled to vote on this “say-on-pay” proposal approved the compensation of our named executive officers. Although the say-on-pay vote was non-binding, the Compensation Committee has considered, and expects to continue to consider, the outcome of the vote when making future compensation decisions for our named executive officers. In addition, outreach had been made to several significant stockholders prior to the meeting to discuss (among other things) matters related to executive compensation. Feedback received from such stockholders included a desire that a more significant portion of executive compensation (including future equity awards made following the adoption of the 2020 Plan) be tied to performance based upon the achievement of pre-established goals. The Compensation Committee has and currently intends to take this feedback into account when instituting future compensation plans for our executive officers. See “- Subsequent Event – CEO Performance Award Granted in Fiscal Year 2021.”

Role of Executive Officers in the Compensation Process

    Each year, management provides recommendations to the Compensation Committee regarding compensation program design and evaluations of executive and Company performance. In particular, in fiscal year 2020 our Chief Executive Officer and Chief Financial Officer provided the Compensation Committee with their views on the appropriate Company performance considerations for use in our short-term incentive programs. Management's input was provided based on its view of investor expectations, our operating plans and financial goals, and consideration of the limited availability of shares remaining available for grant under our 2016 Equity Incentive Plan. At the end of fiscal year 2020, our Chief Executive Officer provided the Compensation Committee with his views of the nature and extent of our performance against expectations. Finally, our Chief Executive Officer also provided the Compensation Committee with regular performance evaluations of the other named executive officers, including his views as to their impact on strategic initiatives and organizational goals, as well as their functional expertise and leadership. While the Compensation Committee carefully considers all recommendations made by members of management, ultimate authority for all compensation decisions regarding our named executive officers rests with the Compensation Committee and the Board.

Fiscal Year 2020 Named Executive Officer Compensation Components

    For fiscal year 2020, the principal components of compensation for our named executive officers were:

•Base salary; and
•Short-term incentive cash compensation.

    In addition, certain of our named executive officers also received some or all of the following additional compensation components, as further described below:

•Other short-term discretionary bonuses or one-time cash incentive awards; and
•Equity-based incentive compensation consisting of grants of stock options and/or PRSUs.

    Base Salary. We pay base salaries to our named executive officers to provide them with a base level of fixed income for services rendered to us. Base salary rates for our named executive officers other than the Chief Executive Officer are determined annually by the Compensation Committee based upon recommendations by our Chief Executive Officer, typically taking into account factors such as salary norms in comparable companies and publicly available data regarding compensation increases in our industry, subjective assessments of the nature of the officers' positions and an annual review of the contribution and experience of each named executive officer. For the Chief Executive Officer, the Compensation Committee considers substantially the same type of information, as well as our overall size in terms of annual revenue, scale and number of employees and the Chief Executive Officer’s overall stock ownership.

    The Compensation Committee held base salaries at the same annual rates as were in effect at the end of fiscal 2019 until after we had again become current in filing our periodic reports with the SEC (which occurred in December 2019) and our common stock was relisted on the Nasdaq Global Select Market (which occurred in January 2020). In the fourth quarter of fiscal year 2020, the Compensation Committee approved increases in base salary rates for the named executive officers, which ranged from approximately 8% to 43%, as disclosed below. In determining increased base salary rates for fiscal year 2020, the Compensation Committee considered the salary factors discussed in the paragraph above, the contributions the named executive officers made during fiscal year 2020 to regain compliance with our public company disclosure requirements and achieve a relisting of our shares on the Nasdaq Global Select Market, and the fact that base salary rates during fiscal year 2019 had been maintained at the same levels as in fiscal year 2018 for all named executive officers.

	Principal Position During Fiscal Year 2020	Fiscal Year 2019 Base Salary Rate		Fiscal Year 2020 Base Salary Rate (1)	Base Salary % Change
Charles Liang	President, Chief Executive Officer and Chairman of the Board	$365,160		$522,236	43%
Kevin Bauer(2)	Former Senior Vice President, Chief Financial Officer	$329,600		$379,040	15%
Don Clegg	Senior Vice President, Worldwide Sales	$320,000		$352,000	10%
David Weigand(2)	Senior Vice President, Chief Financial Officer	$270,000		$337,716	25%
Alex Hsu(3)	Senior Chief Executive, Strategic Business	$350,000	(4)	$378,000	8%
____________________
(1)The base salary amounts actually paid to each named executive officer for fiscal year 2019 and 2020 are disclosed in the Summary Compensation Table. The fiscal year 2020 salary amounts disclosed in the Summary Compensation Table for each named executive officer are less than the amounts disclosed in the table above because each named executive officer was receiving his fiscal year 2019 base salary rate for a portion of fiscal year 2020.
(2)Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role.
(3)Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.
(4)Effective April 1, 2019.

    Short-Term Incentive Cash Compensation. As part of its review of executive compensation following the re-listing of our common stock on the Nasdaq Global Select Market, the Compensation Committee implemented a short-term incentive, or “STI,” cash compensation program for fiscal year 2020. This program was instituted in the fourth quarter of fiscal 2020, at the same time that the Compensation Committee adjusted base salary rates for most of our named executive officers. The general goal of our STI program for our named executive officers is to support our overall business objectives by aligning short-term Company performance with the interests of investors and focusing attention on key measures of success. Our STI program accomplishes this goal by providing the opportunity for additional cash rewards when pre-established Company and individual performance goals are achieved.

    The Compensation Committee established two financial performance metrics that would determine the STI amount each named executive officer would receive under the STI program. These two metrics were annual revenue for fiscal year 2020 (determined as reflected in the Company’s audited financial statements) and non-GAAP operating margin for the fourth quarter of fiscal year 2020 (as reported by the Company in its press release announcing fiscal year-end results). These two metrics were evenly weighted, so that each was to contribute 50% of the STI award payout to be received by each named executive officer. The Compensation Committee established for each metric a “base” performance goal, a “target” performance goal and a “high” performance goal. If the Company did not achieve at least the base goal for a performance metric, none of the STI award opportunity associated with that metric could be earned. For each named executive officer, the Compensation Committee established a target STI award payout opportunity that would be earned if the Company performed exactly at the target goals on both of the two metrics. As disclosed in the table below, the target STI award opportunity ranged from 20% to 40% of the fiscal year 2020 base salary rate for each named executive officer, except that for Mr. Liang, his target STI award payout opportunity was set at 100% of his fiscal year 2020 base salary rate. At the base level of performance for a performance metric, each named executive officer could earn 80% of his target STI award payout opportunity for that performance metric. At the high level of performance for a performance metric, each named executive officer other than Mr. Liang could earn either 125% or

135% of his target STI award payout opportunity for that performance metric, and Mr. Liang could earn 200% of his target STI award payout opportunity for that performance metric. For actual performance between base, target and high levels, straight-line mathematical interpolation between the applicable payout opportunities would determine the achieved payout level for a performance metric.

    The named executive officers’ STI award payout opportunities were determined by the Compensation Committee generally based on factors substantially similar to those described above for base salary determinations. Two named executive officers, Messrs. Clegg and Hsu, were provided the opportunity to further increase their STI award payout up to 150% for the annual revenue performance metric if actual performance for that performance metric met or exceeded an additional “stretch” goal above the “high” goal. This additional opportunity was provided to Messrs. Clegg and Hsu as they are the named executive officers, other than Mr. Liang, whose work has the greatest impact on the Company’s annual revenue growth.

    The Compensation Committee also assigned each of the named executive officers an individual performance goal to be completed during the fourth quarter of fiscal year 2020 (other than Mr. Liang, whose STI award payout was determined solely based on the Company financial performance metrics). Any named executive officer who did not achieve his assigned goal would not be eligible for a STI award payout above his target STI award opportunity, even if the Company’s actual financial performance exceeded the target goal on one or both of the financial performance metrics.

    The fiscal 2020 target STI award opportunities for the named executive officers are shown in the following chart:

Named Executive Officer	Fiscal 2020 Target STI Award Amount	Fiscal 2020 Target STI Award as a % of Base Salary Rate
Charles Liang	$522,236	100%
Kevin Bauer(1)	$151,616	40%
Don Clegg	$140,800	40%
David Weigand(1)	$67,543	20%
Alex Hsu(2)	$151,200	40%
______________________
(1)Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role.
(2)Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

    The Company performance metrics consisted of the following metrics for fiscal 2020:

•Fiscal year 2020 revenue - weighted 50%; and
•Fourth quarter fiscal year 2020 non-GAAP operating margin, generally defined as non-GAAP income from operations as a percentage of net sales (for these purposes, non-GAAP income from operations excludes stock-based compensation expense, legal settlement costs, one-time employee performance bonuses, controls remediation and other expenses from GAAP income from operations) - weighted 50%.

    The goals for each Company financial performance metric established for the fiscal 2020 STI awards, and actual results, were as follows (dollars in millions):

Company Performance Metrics, Goals and Actual Achievement

Company Performance Metric	Base Goal (80% of Target Payout)	Target Goal (100% of Target Payout)	High Goal (200%, 125% or 135% of Target Payout)	Stretch Goal (150% of Target Payout)	Actual Result	Percent of Target Goal Earned
FY 2020 Revenue	$3,243.155	$3,263.155	$3,323.155	$3,393.155	$3,339.281	102.3%
Q4 2020 Non-GAAP Operating Margin	2.7%	3.5%	4.3%	5.0%	3.8%	108.0%

FY 2020 Revenue Goals

Actual Achievement
$3,000
$3.339
$3,393
Base
Target
High
Stretch

Q4 2020 Non-GAAP Operating Margin Goals

Actual Achievement
0%
3.8%
5.0%
Base
Target
High
Stretch

    In terms of the individual goals for the named executive officers (other than Mr. Liang, whose STI award payout opportunity was based solely on the Company’s performance against the financial performance metrics described above): Mr. Bauer’s goals primarily related to developing both a new corporate-wide budgeting system and the 2021 annual operating plan. Messrs. Clegg and Hsu’s goal primarily related to developing customers to support future years’ revenue achievement; and Mr. Weigand’s goal primarily related to the Company response to the coronavirus pandemic. The Compensation Committee, after considering the recommendations of Mr. Liang (as well as input from the Chairman of the Audit Committee regarding Mr. Bauer’s performance), and taking into account the degree of achievement of the individual goals, determined each named executive officer's STI award payout.

    Each named executive officer’s fiscal year 2020 target STI award opportunity, and actual payout result, were as follows:

Named Executive Officer	Fiscal 2020 Target STI Award Amount	Fiscal 2020 STI Award Payout ($)	Fiscal 2020 STI Award Payout (%)
Charles Liang	$522,236	$875,635	168%
Kevin Bauer(1)	$151,616	$164,441	108%
Don Clegg	$140,800	$176,581	125%
David Weigand(1)	$67,543	$78,970	117%
Alex Hsu (2)	$151,200	$189,624	125%
______________________
(1)Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role.
(2)Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

    Other Short-Term Bonuses. We have had individualized short-term cash bonus arrangements with various officers of the Company, including three of our named executives officers. In some cases, these arrangements pre-date the time that these individuals became executive officers, and in other cases, the arrangements were negotiated at the time the individual was hired or was designated as an executive officer. In some cases, these arrangements provide for fixed bonus payments and in other cases these arrangements provide for variable bonus payments or a hybrid thereof. We award these short-term bonuses to certain named executive officers for their continued achievements and contributions to the Company. The table below summarizes the fiscal year 2020 arrangements for Messrs. Clegg, Bauer and Weigand. The arrangements with Mr. Clegg and Mr. Bauer terminated as of July 31, 2020, and the arrangement with Mr. Weigand terminated as of June 30, 2020.

Kevin Bauer	Fixed bonus, paid monthly, initially at a rate of $80,000 per year, then increased to a rate of $120,000 per year in September 2019. Mr. Bauer is also eligible for less than $2,000 per year in a variable bonus tied to Company performance.

Donald Clegg	Fixed bonus, paid monthly, at a rate of $84,000 per year, plus $8,242 per year in a variable bonus tied to Company performance and $16,728 per year in a sales bonus based upon achieving certain quarterly sales goals.

David Weigand	Fixed bonus, paid quarterly, at a rate of $75,000 per year. This bonus was a continuation in fiscal year 2020 of an arrangement agreed at the time of Mr. Weigand’s initial employment in May 2018.

    The Company awarded certain special one-time cash incentive opportunities or made certain special one-time cash payments to Messrs. Liang, Bauer, Clegg and/or Weigand, as described above under “Key Fiscal Year 2020 Executive Compensation Decisions and Actions.”

    Equity-Based Incentive Compensation. Stock options and other equity-based awards are also an important component of the total compensation of our named executive officers. We believe that equity-based awards also align the interests of each named executive officer with those of our stockholders. They also provide named executive officers a significant, long-term interest in our success and help retain key named executive officers in a competitive market for executive talent. The 2016 Equity Incentive Plan authorized the Compensation Committee to grant stock options and other equity-based awards to eligible named executive officers. The number of shares owned by, or subject to equity-based awards held by, each named executive officer is periodically reviewed and additional awards are considered based upon a generalized assessment of past performance, expected future performance and the relative holdings of other executive officers. The Compensation Committee has historically granted equity awards to employees on a two-year cycle. Stockholders approved the 2020 Plan at the Fiscal Year 2019 Annual Meeting. As a result, while outstanding awards issued under the 2016 Equity Incentive Plan will continue to be governed by that plan, no new grants are permitted to be made under the 2016 Equity Incentive Plan and we expect to make all future equity awards out of the 2020 Plan.

    Due to the fact that we failed to file our 2017 10-K by its due date, the effectiveness of our registration statement on Form S-8 covering equity awards under our 2016 Equity Incentive Plan was suspended. It remained suspended until December 20, 2019, the date on which we had completed filing all of our delinquent quarterly and annual reports with the SEC. The effectiveness of our registration statement on Form S-8 for the 2016 Equity Incentive Plan was then revived. The Compensation Committee did not make equity awards to our named executive officers during the period of time when our registration statement on Form S-8 for the 2016 Equity Incentive Plan was not effective. With the adoption of the 2020 Plan, and the effectiveness of a Form S-8 registration statement for that plan and awards granted under it, our Compensation Committee expects that it will grant additional equity awards to our named executive officers that will reflect the lack of equity awards for a period of time after the effectiveness of our registration statement on Form S-8 for our prior 2016 Equity Incentive Plan was suspended.

    For fiscal year 2020, the Compensation Committee determined to provide the awards of stock options and PRSUs as outlined in the table below. The equity grants to Mr. Hsu were made during the last quarter of fiscal year 2020 in connection with his promotion to Chief Operating Officer (or COO).

	Type of Award	Quantity (at Target) of Award	Rationale for Providing (or Not Providing) the Award
Charles Liang	· N/A	· N/A	· Registration statement on Form S-8 not effective
Kevin Bauer(1)	· N/A	· N/A	· Registration statement on Form S-8 not effective
Don Clegg	· N/A	· N/A	· Registration statement on Form S-8 not effective
David Weigand(1)	· N/A	· N/A	· Registration statement on Form S-8 not effective
Alex Hsu(2)	· Stock options · PRSUs	· 38,000 · 30,000	· Granted in connection with promotion to COO · Granted in connection with promotion to COO
______________________
(1)Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role.
(2)Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

    Stock Options. In general, the Compensation Committee uses stock options to directly align the compensation interests of participating named executive officers with the investment interests of our stockholders. The stock options described above for Mr. Hsu were granted on March 27, 2020 with a 10-year term and an exercise price equal to the closing market price of our common stock on the grant date ($20.37 per share). These stock options vested at a rate of 88% on March 27, 2021 with the remaining 12% vesting one quarter thereafter, such that the granted options will be fully vested on June 27, 2021. Mr. Hsu and Mr. Liang first discussed Mr. Hsu assuming the role of COO in March 2019 and discussed an equity grant with a two-year vesting period. The particular size of the stock option grant was determined based upon negotiation with Mr. Hsu and the recommendation of Mr. Liang. Mr. Hsu’s formal appointment as COO did not occur until September 6, 2019 and the grant of the equity award that had been discussed was delayed until after our common stock had been re-listed on the Nasdaq Global Select Market. This equity award was granted under the 2016 Equity Incentive Plan, which required a minimum vesting period of one year. When the first vesting date of March 27, 2021 occurred, seven quarters had elapsed since Mr. Hsu and Mr. Liang first discussed the change in Mr. Hsu’s role, and the vesting of 7/8ths of the stock option award reflects that history. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business, which represents a continuation of his service under the 2020 Plan for the purpose of his awards.

    PRSUs. In general, PRSUs represent the right to receive a defined number of shares of our common stock subject to the achievement of pre-established goals. The PRSUs described above for Mr. Hsu were granted on March 27, 2020. The Compensation Committee determined the particular size of the PRSU grant to Mr. Hsu based on similar sized grants in prior years to other executives and upon the recommendation of Mr. Liang. In general, a total of 30,000 units will vest based on service conditions only, with the first tranche of 15,000 vesting in May 2021 and 15,000 vesting in November 2021. Additional units can be earned for each tranche if the Company’s revenue increases year-over-year (fiscal year 2020 compared to fiscal year 2019 for the first tranche and fiscal year 2021 compared to fiscal year 2020 for the second tranche).

    With respect to the first tranche, if the Company’s revenue for fiscal year 2020 exceeded its revenue for fiscal year 2019, then a number of additional units would have been earned for the first tranche. The number of additional units was to be determined by multiplying the percentage growth in revenue by three, which amount would have then been a multiplier of the base number of 15,000 units. For example, if the Company’s growth rate from fiscal 2019 to fiscal 2020 had been 10%, the number of additional units would have been 4,500 (30% of 15,000 units). The Company’s revenue for fiscal year 2020 ($3,339 million) did not exceed revenue for fiscal 2019 ($3,500 million), however, so no additional units were earned for the first tranche.

    Similarly, with respect to the second tranche, if the Company’s revenue for fiscal year 2021 exceeds its revenue for fiscal year 2020, then a number of additional units will be earned for the second tranche. The number of additional units will again be determined by multiplying the percentage growth in revenue by three, which amount will be a multiplier of the base number of 15,000 units.

Stock Ownership Guidelines

    Other than as discussed below under “Stock Retention Policy,” we currently do not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee is satisfied that stock and option holdings among our directors and named executive officers have historically been sufficient to provide motivation and to align this group’s interests with those of our stockholders. Directors who did not hold beneficial interests in our common stock as of February 28, 2021 had been issued restricted stock units during calendar year 2020 after we became current on SEC filings and the approval of our 2020 Plan. Such awards will vest commencing in May 2021. See “Principal Stockholders and Stock Ownership by Management” and “Director Compensation.” Our insider trading policy prohibits any of our directors, executive officers, employees or contractors from engaging in any transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

Stock Retention Policy

    We have adopted a stock retention policy which requires that our Chief Executive Officer hold a significant portion of the shares of our common stock acquired under our equity incentive plans for at least 36 months. Generally, under the policy, the Chief Executive Officer must retain at least 50% of all “net” shares received (“net” shares means those shares remaining after the sale or withholding of shares in payment of the exercise price, if applicable, and withholding taxes) for at least 36 months following the date on which an equity award is vested, settled or exercised, as applicable. In connection with the 2021 Award (as defined below) granted to our Chief Executive Officer in March 2021, the Board required a restriction on the sale of any shares issued upon the exercise of the options associated with such award until March 2, 2024, the third anniversary of the grant date. See “-Subsequent Events – CEO Performance Award Granted in Fiscal Year 2021.”

Recoupment Policy

    We established a recoupment policy that is applicable to our named executive officers (the “Recoupment Policy”). Under the Recoupment Policy, if we are required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements under United States securities laws, the Compensation Committee shall be entitled to recover from any current or former executive officer any excess incentive-based compensation received by such person during the three-year period prior to the date on which we are required to prepare the restatement. This Recoupment Policy applies to both equity-based and cash-based incentive compensation awards. The “excess incentive-based compensation” is the difference between the actual amount that was paid, and the amount that would have been paid under the restated financial results.

Other Benefits

    Health and Welfare Benefits. Our named executive officers receive the same health and welfare benefits as are offered to our other employees, including medical, dental, vision, life, accidental death and dismemberment and disability insurance coverage, flexible spending account participation and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees. We offer these health and welfare benefits generally to help provide a competitive compensation package to employees to assist with the attraction, hiring and retention of employees.

    Retirement Program. Our named executive officers may participate in the same tax-qualified, employee-funded 401(k) plan that is offered to all our other employees. We do not maintain a supplemental executive retirement plan, nor do we offer any defined benefit retirement plans or other defined contribution plans to our named executive officers. We offer these retirement program benefits generally to help provide a competitive compensation package to employees to assist with the attraction, hiring and retention of employees.

    Perquisites. We do not provide perquisites or personal benefits to any of our named executive officers.

    Employment Arrangements, Severance and Change of Control Benefits. We have not entered into employment agreements with any of our named executive officers. Each of Messrs. Clegg, Weigand, and Hsu currently has a signed offer letter which provides for at-will employment. Each such offer letter provides for an initial base salary rate, an initial stock option grant and rights to participate in our employee benefit plans as described above. Prior to his departure in February 2021, Mr. Bauer had a substantially similar offer letter. We do not have any written employment arrangements with Mr. Liang. We do not have any arrangements with any of our named executive officers that provide for any severance or other benefits in the event of termination or change of control of our Company.

    Tax and Accounting Treatment of Compensation. In our review and establishment of named executive officer compensation programs and payments, we consider, but do not place substantial emphasis on, the anticipated accounting and tax treatment of our compensation programs to us and our named executive officers. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders.

    Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally limits a Company’s ability to deduct for tax purposes compensation in excess of $1.0 million paid in any single tax year to certain executive officers (and, beginning in 2018, certain former executive officers). Prior to 2017 tax reform legislation, compensation deemed to be performance-based in accordance with Section 162(m) could be exempt from this $1.0 million limitation, and compensation paid to the Chief Financial Officer was not subject to the deductibility limitation of Section 162(m). After the 2017 tax reform legislation, this performance-based exception no longer applies, except for the performance-based compensation that is grandfathered; and compensation paid to the Chief Financial Officer is subject to the deductibility limitation of Section 162(m). This legislation change did not have material impact to the Company for fiscal year 2020. We continue to evaluate the impact of the 2017 tax reform legislation and related guidance and regulations for their potential impact on our Company. Regardless of that impact, however, we will continue to design and maintain executive compensation arrangements that we believe will attract and retain the executive talent that we need to compete successfully, even if in certain cases such compensation is not deductible for federal income tax purposes. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m), as in effect prior to 2018, will in fact be deductible.

    We account for equity compensation paid to our employees in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock-Compensation (“ASC Topic 718”), which requires us to estimate and record expenses for each award of equity compensation over the service period of the award.

    We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with (or is exempt from) the requirements of Section 409A of the Code. Participation in, and compensation paid under, our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. If our plans, arrangements and agreements as administered fail to meet certain requirements under or exemptions from Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

Summary

    The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our named executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our named executive officers is both appropriate and responsive to the goal of building stockholder value.

Compensation Committee Report

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with our management. Based on this review and these discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Annual Report.

This report has been furnished by the Compensation Committee.

Sherman Tuan, Chair
Hwei-Ming (Fred) Tsai
Saria Tseng

Fiscal Year 2020 Summary Compensation Table

    The following table sets forth information concerning the reportable compensation for our named executive officers for the fiscal years ended 2020, 2019 and 2018, as applicable. Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role. However, information for Mr. Bauer is still presented in the each of the tables below in this section as Mr. Bauer was a named executive officer for fiscal year 2020.

FISCAL YEAR 2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Liang	2020	423,346	—	—	—	875,635	—	—	1,298,981
President, Chief Executive Officer and Chairman of the Board	2019	386,212	—	—	—	—	—	—	386,212
	2018	386,212	—	3,252,000	1,644,005	—	—	—	5,282,217

Kevin Bauer(6)	2020	363,954	460,967	—	—	164,441	—	—	989,362
Former Senior Vice President, Chief Financial Officer	2019	340,356	80,004	—	—	—	—	—	420,360
	2018	328,000	80,304	—	—	—	—	—	408,304

Don Clegg	2020	348,459	108,970	—	—	290,581	—	—	748,010
Senior Vice President, Worldwide Sales	2019	336,910	146,419	132,600	215,600	—	—	—	831,529
	2018	279,041	17,275		—	—	—	—	296,316

David Weigand	2020	300,347	222,107	—	—	78,970	—	—	601,424
Senior Vice President, Chief Financial Officer	2019	270,000	48,921	221,000	215,600	—	—	—	755,521
	2018	46,038	15,000	—	—	—	—	—	61,038

Alex Hsu (7)	2020	374,845	5,048	611,100	372,400	189,624	—	—	1,553,017
Senior Chief Executive, Strategic Business	2019	206,340	2,623	60,112	172,480	—	—	—	441,555
	2018	77,305	600	24,396	25,671	—	—	—	127,972
__________________________
(1)Amounts disclosed under "Salary" for fiscal year 2020 include leave pay earned by the named executive officers.
(2)Amounts disclosed under “Bonus” for fiscal year 2020 reflect both (a) short-term bonuses for Messrs. Bauer, Clegg and Weigand as described above in the “Compensation Discussion and Analysis” under “Fiscal Year 2020 Named Executive Officer Compensation Components - Other

Short-Term Bonuses” and (b) for Mr. Bauer and Mr. Weigand, additional bonuses paid in fiscal year 2020 in the amounts of $342,784 and $147,107, respectively (as described above in “Compensation Discussion and Analysis”).
(3)The amount disclosed for fiscal year 2020 represents the grant date fair value of the PRSU award granted during the fiscal year calculated in accordance with ASC Topic 718 and is based on the probable outcome of the performance conditions on the date of grant. Assumptions used in the calculation of this amount are included in Part II, Item 8, “Financial Statement and Supplementary Data”, and Part II, Item 8, Note 14 “Stock-based Compensation and Stockholders’ Equity”, to our consolidated financial statements for fiscal year 2020 included in our Annual Report. There is no maximum grant date fair value for Mr. Hsu’s fiscal year 2020 PRSU award because the award does not specify a maximum amount of PRSUs that may be earned (there is no cap on the maximum performance achievement for the revenue growth performance metric).
(4)The amount disclosed for fiscal year 2020 represents the grant date fair value of the stock option award calculated in accordance with ASC Topic 718, using the Black Scholes option-pricing model. Assumptions used in the calculation of this amount are included in Part II, Item 8, "Financial Statements and Supplementary Data", and Part II, Item 8, Note 14 “Stock-based Compensation and Stockholders’ Equity”, to our consolidated financial statements for fiscal year 2020 included in our Annual Report.
(5)Amounts disclosed in this column for fiscal year 2020 represent: (a) for each named executive officer, the fiscal 2020 STI payout as described above in the “Compensation Discussion and Analysis” under “Fiscal Year 2020 Named Executive Officer Compensation Components - Short-Term Incentive Cash Compensation”; and (b) for Mr. Clegg, the special one-time cash payment of $114,000 that was earned in fiscal year 2020 based on the achievement of the specified stock price condition (as described above in the “Compensation Discussion and Analysis”).
(6)Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role.
(7)Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

Fiscal Year 2020 Grants of Plan-Based Awards

    The following table provides information concerning all plan-based awards granted during fiscal year 2020 to each of our named executive officers, which grants were made under the 2016 Equity Incentive Plan.

FISCAL YEAR 2020 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles Liang	—	—	522,236	1,044,472	—	—	—	—		—		—	—
	—	4,038,350	—	8,076,701	—	—	—	—		—		—	—
Kevin Bauer(6)	—	—	151,616	189,520	—	—	—	—		—		—	—
Don Clegg	—	—	140,800	200,640	—	—	—	—		—		—	—
	—	—	114,000	—	—	—	—	—		—		—	—
David Weigand(6)	—	—	67,543	84,429	—	—	—	—		—		—	—
Alex Hsu(7)	—	—	151,200	215,460	—	—	—	—		—		—	—
	3/27/2020	—	—	—	—	(3)	—	30,000	(4)	—		—	611,100
	3/27/2020	—	—	—	—	—	—	—		38,000	(5)	20.37	372,400
_________________________
(1)    Amounts in the first row reflect the STI award opportunities established for the named executive officers. The amounts actually earned by the named executive officers for these awards are included in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table above. These STI awards are described in further detail in the “Compensation Discussion and Analysis” under “Fiscal Year 2020 Named Executive Officer Compensation Components - Short-Term Incentive Cash Compensation.” The second row of amounts for Mr. Liang and Mr. Clegg reflect special cash incentive award opportunities. These awards are described in further detail in the “Compensation Discussion and Analysis” under “Key Fiscal Year 2020 Executive Compensation Decisions and Actions.”
(2)    Amounts disclosed in this column represent the fair value of the PRSU and stock option award as of the date of grant (for the PRSU award, based upon the probable outcome of performance conditions), computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures.

(3)    The performance-based portion of Mr. Hsu’s PRSU grant (reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of this table) is in addition to the service-based portion of his PRSU grant (reported in the “All Other Stock Awards: Number of Shares of Stock or Units” column of this table). Under the performance-based portion, units can be earned for each of two tranches if the Company’s revenue increases year-over-year (fiscal year 2020 compared to fiscal year 2019 for the first tranche and fiscal year 2021 compared to fiscal year 2020 for the second tranche). For each tranche, the number of additional units is (or was to be) determined by multiplying the percentage growth in revenue by three, which amount would then be a multiplier of the base number of 15,000 units. For example, if the Company’s growth rate from fiscal 2019 to fiscal 2020 had been 10%, the number of additional units would have been 4,500 (30% of 15,000 units). The threshold, target, and maximum columns do not include specific values because Mr. Hsu’s award does not provide for a threshold, target or maximum number of units that may be earned. Of the PRSUs to be earned based on performance in fiscal 2020, 100% were to vest in May 2021, and of the PRSUs to be earned based on performance in fiscal 2021, 100% will vest in November 2021. The Company’s performance for fiscal 2020 resulted in no PRSUs being earned under the first tranche of this award.
(4)    Under the service-based portion of Mr. Hsu’s PRSU grant, in general a total of 30,000 units will vest based on service conditions only, with the first tranche of 15,000 vesting in May 2021 and 15,000 vesting in November 2021. This PRSU award is described in further detail in the “Compensation Discussion and Analysis” under “Fiscal Year 2020 Named Executive Officer Compensation Components - Equity-Based Incentive Compensation.”
(5)    This stock option grant vested at a rate of 88% on March 27, 2021 with the remaining 12% vesting one quarter thereafter, such that the granted options will be fully vested on June 27, 2021.
(6)    Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role.
(7)     Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

    Grants made in fiscal year 2020 are described more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement. More information concerning the terms of the employment arrangements, if applicable, in effect with our named executive officers during fiscal year 2020 is provided under the "Employment Arrangements, Severance and Change of Control Benefits" under the “Compensation Discussion and Analysis”.

Outstanding Equity Awards at 2020 Fiscal Year-End

    The following table provides information concerning the outstanding equity-based awards as of June 30, 2020, held by our named executive officers.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles Liang	132,000		—		18.59	4/25/2021
	231,260		—		20.70	1/21/2023
	166,750		—		35.07	1/19/2025
	123,680		6,320	(2)	26.95	8/2/2027
							12,000	(3)	$340,680
Kevin Bauer (22)	6,524	(4)	1,506	(4)	28.45	1/25/2027
	17,850	(5)	4,120	(5)	28.45	1/25/2027
	5,200	(6)	2,800	(6)	28.45	1/25/2027
	27,300	(6)	14,700	(6)	28.45	1/25/2027
							2,813	(7)	79,861
Don Clegg	6,800		—		12.50	8/6/2022
	6,000		—		26.75	8/4/2024
	4,000		—		20.54	8/3/2026
	5,625	(8)	9,054	(8)	22.10	7/31/2028
	4,375	(9)	946	(9)	22.10	7/31/2028
							3,000	(10)	85,170
David Weigand (22)	6,786		9,286	(11)	22.10	7/31/2028
	3,214		714	(12)	22.10	7/31/2028
							5,000	(13)	141,950
Alex Hsu(23)	3,500		—		17.96	1/20/2024
	2,500		—		27.28	1/27/2026
	1,487		893	(14)	22.80	1/24/2028
	5,094		7,867	(15)	22.10	7/31/2028
	2,906		133	(16)	22.10	7/31/2028
	—		38,000	(17)	20.37	3/27/2030
							402	(18)	11,413
							1,360	(19)	38,610
							30,000	(20)	851,700	(21)	(21)

__________________________
(1)Represents the closing stock price per share of our common stock as of June 30, 2020 ($28.39) multiplied by the number of shares underlying RSUs that had not vested as of June 30, 2020.
(2)    These nonqualified stock options vested at the rate of 12.5% on August 2, 2017 and generally vested (or will vest) at a rate of 1/36th per month thereafter, such that the granted options fully vested on August 2, 2020.
(3)    These RSUs were originally granted as PRSUs and were earned based on performance during fiscal year 2018 at a rate of 200% of the target number of PRSUs (a total of 120,000 PRSUs for this award). 50% of the earned PRSUs (60,000) vested on June 30, 2018 and the remainder of the earned PRSUs (60,000) were to vest ratably over the following ten fiscal quarters based on Mr. Liang’s continued employment with the Company. As of June 30, 2020, an additional 48,000 PRSUs had vested, leaving 12,000 unvested PRSUs.
(4)    These incentive stock options vested at the rate of 25% on January 11, 2018 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options would be fully vested on January 11, 2021.
(5)    These nonqualified stock options vested at the rate of 25% on January 11, 2018 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options would be fully vested on January 11, 2021.
(6)    These nonqualified stock options vested at the rate of 20% on January 11, 2018 and vested (or generally will vest) at a rate of 1/20th per quarter thereafter, such that the granted options will be fully vested on January 11, 2022.
(7)    These RSUs vested at the rate of 25% on February 16, 2018 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the RSUs would be fully vested on February 16, 2021.
(8)    These incentive stock options vested at the rate of 25% on May 1, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on May 1, 2022.
(9)    These nonqualified stock options vested at the rate of 25% on May 1, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on May 1, 2022.
(10)    These RSUs vested at the rate of 25% on May 16, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the RSUs will be fully vested on May 16, 2022.
(11)    These incentive stock options vested at the rate of 25% on April 30, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on April 30, 2022.
(12)    These nonqualified stock options vested at the rate of 25% on April 30, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on April 30, 2022.
(13)    These RSUs vested at the rate of 25% on May 16, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the RSUs will be fully vested on May 16, 2022.
(14)    These incentive stock options vested at the rate of 25% on October 22, 2018 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on October 22, 2021.
(15)    These incentive stock options vested at the rate of 25% on May 1, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on May 1, 2022.
(16)    These nonqualified stock options vested at the rate of 25% on May 1, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the granted options will be fully vested on May 1, 2022.
(17)    These nonqualified stock options vested at the rate of 88% on March 27, 2021 with the remaining 12% vesting one quarter thereafter, such that the granted options will be fully vested on June 27, 2021.
(18)    These RSUs vested at the rate of 25% on November 16, 2018 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the RSUs will be fully vested on November 16, 2021.
(19)    These RSUs vested at the rate of 25% on May 10, 2019 and vested (or generally will vest) at a rate of 1/16th per quarter thereafter, such that the RSUs will be fully vested on May 10, 2022.
(20)    This amount reflects the service-based portion of the March 2020 PRSU grant to Mr. Hsu, as described in further detail in the “Compensation Discussion and Analysis” under “Fiscal Year 2020 Named Executive Officer Compensation Components - Equity-Based Incentive Compensation.” Mr. Hsu may earn 30,000 PRSUs in two separate tranches if he remains employed through the applicable vesting dates (May 2021 for 15,000 units, and November 2021 for an additional 15,000 units).
(21)    This note indicates that there is also a variable performance-based portion of the March 2020 PRSU grant to Mr. Hsu, as described in further detail in the “Compensation Discussion and Analysis” under “Fiscal Year 2020 Named Executive Officer Compensation Components - Equity-Based Incentive Compensation.” As described above, Mr. Hsu was eligible to earn additional PRSUs for each of two tranches if the Company’s revenue increases year-over-year (fiscal year 2020 compared to fiscal year 2019 for the first tranche and fiscal year 2021 compared to fiscal year 2020 for the second tranche). As of the end of fiscal year 2020, no PRSUs were earned under the first tranche of this award and Mr. Hsu remained eligible at the end of fiscal year 2020 to earn additional units for only the second tranche of this award. No quantitative amounts are reportable in these columns because Mr. Hsu’s award does not provide for a threshold, target or maximum number of units that may be earned under the award. In addition, the Company cannot estimate amounts to report in these columns based on last fiscal year’s performance because no PRSUs were earned for the revenue growth results between fiscal year 2019 and fiscal year 2020. As a result, as of the end of fiscal year 2020, the Company is unable to determine the number of units (if any) that Mr. Hsu was on track to earn under the second tranche of this award. If, however, any units are earned under the second tranche of this award, their value as of June 30, 2020 would have been $28.39 per unit.
(22)    Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role. At the time of his departure, Mr. Bauer entered into a consulting arrangement with the Company which resulted in the continuation of his service under the 2020 Plan for the purpose of his awards.
(23)    Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

Fiscal Year 2020 Option Exercises and Stock Vested

    The following table sets forth the dollar amounts realized by each of our named executive officers pursuant to the exercise or vesting of equity-based awards during fiscal year 2020.

FISCAL YEAR 2020 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles Liang	—	—	108,000	3,063,780
Kevin Bauer(3)	—	—	3,750	86,992
Don Clegg	14,970	174,689	3,243	78,432
David Weigand(3)	—	—	5,000	121,319
Alex Hsu (4)	—	—	2,170	52,637
__________________________
(1)The value disclosed in this column is based on the difference between the price of our common stock at the time of exercise and the exercise price.
(2)The values disclosed in this column are based on the closing price of our common stock on the date of vesting, multiplied by the gross number of shares vested.
(3)Mr. Bauer resigned as our Chief Financial Officer in January 2021, and Mr. Weigand has assumed such role.
(4)Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021. In March 2021, Mr. Hsu transitioned to the role of Senior Chief Executive, Strategic Business.

Fiscal Year 2020 Pension Benefits and Nonqualified Deferred Compensation

    We do not provide any nonqualified deferred compensation arrangements or pension plans. As such, the Pension Benefits disclosure and Nonqualified Deferred Compensation disclosure for fiscal year 2020 are omitted from this Proxy Statement.

Fiscal Year 2020 Potential Payments Upon Termination or Change of Control

    During fiscal year 2020, we did not have any arrangements with any of our named executive officers that provided for any additional or enhanced severance or other compensation or benefits in the event of termination or change of control of our Company. The 2021 Award (as defined below) has certain provisions related to the treatment of such award in the event of a change of control of our Company. See “- Subsequent Event – CEO Performance Award Granted in Fiscal Year 2021.”

Fiscal Year 2020 Chief Executive Officer Pay Ratio

    For fiscal year 2020, the ratio of the annual total compensation of Mr. Liang, our Chief Executive Officer (“2020 CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Mr. Liang (“2020 Median Annual Compensation”), was 14.20 to 1. For purposes of this pay ratio disclosure, 2020 CEO Compensation was determined to be $1,308,646, which represents the total compensation reported for Mr. Liang under the “Fiscal Year 2020 Summary Compensation Table,” plus the Company’s contribution to group health and welfare benefits provided to Mr. Liang. 2020 Median Annual Compensation for the identified median employee was determined to be $92,135, also including the Company’s contribution to group health and welfare benefits provided to the median employee.

    Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate.

    In calculating our Chief Executive Officer pay ratio for fiscal year 2020, we used the same median employee as was used to calculate the Chief Executive Officer pay ratio for each of fiscal year 2018 and fiscal year 2019. This is because we believe that there has been no change in our employee population or employee compensation arrangements during fiscal year 2020 that would result in a significant change to our Chief Executive Officer pay ratio disclosure for fiscal year 2020.

    To identify the median employee, we had examined our total employee population as of June 30, 2018 (the “Determination Date”). We had included all 2,090 U.S. full-time, part-time, seasonal and temporary employees of the Company and our consolidated subsidiaries. We had also included all 1,115 full-time, part-time, seasonal and temporary employees of the Company and our consolidated subsidiaries in The Netherlands and Taiwan. We had excluded independent contractors and “leased” workers. We had also excluded all our employees in China (47 individuals) and Japan (14 individuals), which together had then represented approximately 1.9% of our total employees worldwide (3,266 individuals). Our analysis identified 3,205 individuals who were not excluded.

    To determine the median of the annual total compensation of all of such employees, other than Mr. Liang, we had generally reviewed compensation for the period beginning on July 1, 2017 and ending on the Determination Date. We had totaled, for each included employee other than Mr. Liang, base earnings (salary, hourly wages and overtime, as applicable) and cash bonuses paid during the measurement period, plus the Company’s contribution to group health and welfare benefits. We did not use any statistical sampling or cost-of-living adjustments for those purposes. A portion of our employee workforce (full-time and part-time) had worked for less than the full fiscal year (due to mid-measurement period start dates, disability status or similar factors, etc.). In determining the median employee, we had generally annualized the total compensation for such individuals other than temporary or seasonal employees (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

Compensation Program Risk Assessment
We have assessed our compensation programs for fiscal year 2020 and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. We concluded that our compensation policies and practices do not encourage excessive or inappropriate risk-taking. We believe our programs are appropriately designed to encourage our employees to make decisions that result in positive short-term and long-term results for our business and our stockholders.

Subsequent Event - Former CFO Consulting Arrangement

Prior to ceasing employment with the Company, in February 2021 Mr. Bauer entered into a consulting arrangement with the Company related to facilitating a smooth transition of his prior duties, and providing general consultation and advice services. The term of the arrangement is for one year with a monthly fee of $13,334 for such services. As a result of the consulting relationship provided for in the consulting arrangement, Mr. Bauer's outstanding equity awards will generally continue to vest during the consulting period in accordance with their terms. Assuming a stock price equal to $31.66 (our closing stock price on December 31, 2020), the intrinsic value of the unvested awards subject to such continued vesting is approximately $32,100 in stock options.

Subsequent Event - CEO Performance Award Granted in Fiscal Year 2021

In March 2021, the Company granted the long-term performance-based option award discussed below to Mr. Charles Liang. Such award is not discussed under Compensation Discussion and Analysis above because such award was granted in fiscal year 2021 and was not part of Mr. Liang’s compensation for fiscal year 2020. The Company, however, includes discussion of such award in this proxy statement for completeness, and expects to include discussion of such award in the next proxy statement for fiscal year 2021 under Compensation Discussion and Analysis and in the executive compensation tables so that it may be considered as a part of the annual “say on pay” vote in next year’s proxy statement. The following summary of the terms and conditions of the award do not purport to be complete and are qualified in their entirety by reference to the forms of Notice of Grant of Performance Based Stock Option and Nonqualified Stock Option Award Agreement related to such award (which were filed with the Company’s Current Report on Form 8-K filed on March 4, 2021) and the 2020 Plan.

Terms of the 2021 Award

On March 2, 2021, the Company granted to Mr. Liang, a long-term performance-based option award (the “2021 Award”) to purchase up to 1,000,000 shares of the Company’s common stock which may vest in five equal tranches. Each of the five tranches vests if a specified revenue goal (each, a “Revenue Goal”) and a specified stock price goal (each, a “Stock Price Goal”) is achieved. Revenue Goals must be achieved by June 30, 2026 (the “Revenue Performance Period) and Stock Price Goals must be achieved by September 30, 2026 (the “Stock Price Performance Period”). The 2021 Award was granted with an exercise price equal to $45.00 (the “Exercise Price”), representing a premium of approximately 32% to the closing stock price reported on NASDAQ on March 2, 2021. The 2021 Award will generally expire on March 2, 2031 and includes, among other terms and conditions, a restriction on the sale of any shares issued upon exercise of the 2021 Award until March 2, 2024, the third anniversary of the date of grant.

In an effort to further incentivize Mr. Liang’s continued long-term performance, the Compensation Committee designed the 2021 Award to be a challenging long-term incentive for future performance, and the Compensation Committee noted in particular that the performance thresholds could take many years to achieve, if they can be achieved at all. In addition, the Compensation Committee sought to ensure that the 2021 Award would further align Mr. Liang’s interests with those of the Company’s stockholders over the long term. In connection with the grant of the 2021 Award, Mr. Liang will receive a de minimis salary of $1 per annum (or such other non-waivable minimum wage requirement, if deemed advisable) and no cash bonuses through June 30, 2026. Mr. Liang must also remain as the Company’s CEO (or such other position with the Company as Mr. Liang and the Board may agree) at the time each goal is met in order for the corresponding tranche to vest. This ensures Mr. Liang’s active leadership of the Company over the long term.

The following table sets forth the Revenue Goals which must be achieved by the end of the Revenue Performance Period of June 30, 2026:

Revenue Goals(1)	Absolute Change From Revenue Reported for the Fiscal Year Ended June 30, 2020(2)
$4.0 billion	20%
$4.8 billion	44%
$5.8 billion	74%
$6.8 billion	104%
$8.0 billion	140%
____________________
(1) Revenue means the Company’s total revenues, as reported by the Company in its financial statements on Forms 10-Q and 10-K filed with the SEC (but without giving effect to any rounding used in reporting the amounts in Form 10-Q and Form 10-K), for the previous four consecutive fiscal quarters of the Company.
(2) Revenue reported in the Company’s Form 10-K for the fiscal year ended June 30, 2020 was $3,339.3 million.

The following table sets forth the Stock Price Goals which must be achieved by the end of the Stock Price Performance Period of September 30, 2026:

Stock Price Goals(1)	Absolute Change in Stock Price from Grant Date Stock Price(2)	Absolute Change in Stock Price From $45 Exercise Price
$45	32%	0%
$60	76%	33%
$75	120%	67%
$95	179%	111%
$120	252%	167%
____________________
(1) Sustained stock price performance is required for each Stock Price Goal to be met, other than in connection with a change in control. For each Stock Price Goal to be met, the trailing sixty trading day average stock price must equal or exceed the Stock Price Goal.
(2) Utilizes closing stock price on March 2, 2021, the date of grant.

Each of the five tranches vests only when both the applicable Revenue Goal and Stock Price Goal for such tranche are certified by the Compensation Committee as having been met.

A Revenue Goal and a Stock Price Goal that are matched together can be achieved at different points in time and vesting will occur at the later of the achievement certification dates for such Revenue Goal and Stock Price Goal. Subject to any applicable clawback provisions, policies or other forfeiture terms described in the 2021 Award, once a goal is achieved, it is forever deemed achieved for determining the vesting of a tranche.

There is no full acceleration of vesting of the 2021 Award upon a “change in control.” However, in connection with a change in control, whether any unvested tranches vest will depend solely on the Company’s attainment of the Stock Price Goals (the Revenue Goals will be disregarded). In addition, for purposes of determining whether the Stock Price Goal has been achieved, the stock price shall equal the greater of (i) the most recent closing price per share immediately prior to the effective time of such change in control, or (ii) the per share common stock price (plus the per share of common stock value of any other consideration) received by the stockholders in the change in control.

DIRECTOR COMPENSATION
2020 Director Compensation

    Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at Board and committee meetings. Sara Liu, one of our directors, is an executive officer of the Company, but is not serving as a named executive officer, and she does not receive any additional compensation from us specifically for her service as a director.

    For their service during fiscal year 2020, our non-employee directors received an annual retainer of $60,000, payable quarterly in cash. In addition, the Chairperson of our Audit Committee received an additional annual retainer of $30,000 and the Chairperson of each of our Compensation Committee and our Governance Committee received an additional annual retainer of $20,000 and $15,000, respectively, payable quarterly in cash. Each director serving in a non-chairperson capacity on our Audit Committee received an additional annual retainer of $15,000, each director serving in a non-chairperson capacity on our Compensation Committee received an additional annual retainer of $10,000 and each director serving in a non-chairperson capacity on our Governance Committee received an additional annual retainer of $7,500, payable quarterly in cash. Finally, non-employee directors were entitled to $2,000 per meeting for each meeting attended in excess of (1) the regular meetings of the Board and (2) up to 10 additional meetings beyond such regular meetings, provided that notice of the meeting was properly given, a quorum was present and the meeting was recorded.

    In addition, following the recommendation of the Compensation Committee, in June 2020, the Board approved an additional cash fee of $120,000 for Mr. Tally Liu for fiscal year 2020 for, among other matters, the extraordinary efforts he contributed in his capacity as a non-employee director in providing guidance and other assistance to management in connection with the restatement of our financial statements and remediation work on internal controls.

    Additionally, in March 2020, the Board provided special performance-based cash incentive award opportunities to two non-employee directors, Mr. Sherman Tuan and Mr. Fred Tsai. These awards provide a cash incentive opportunity of up to $194,150 and $103,095, respectively, subject to the following conditions: (1) 50% of the opportunity will be earned if the average closing price for the Company’s common stock equals or exceeds $31.61 (representing a 15% premium over the average closing price of the Company’s common stock for the 20 consecutive trading days preceding March 4, 2020) for any period of 20 consecutive trading days prior to September 30, 2021 (the “First Price Target”); and (2) an additional 50% of the opportunity will be earned if the average closing price for the Company’s common stock equals or exceeds $32.99 (representing a 20% premium over the average closing price of the Company’s common stock for the 20 consecutive trading days preceding March 4, 2020) for any period of 20 consecutive trading days prior to June 30, 2022 (the “Second Price Target”). The relevant stock price goals were not met during fiscal year 2020, and no portion of these amounts were paid to Mr. Tuan or Mr. Tsai during fiscal year 2020. However, the First Price Target was achieved based upon stock price performance from December 22, 2020 through January 21, 2021, and we made payment of 50% of the cash incentive opportunity to each of Mr. Tuan and Mr. Tsai during the third quarter of fiscal year 2021. In addition, management has calculated that the Second Price Target was achieved based upon stock price performance from February 8, 2021 through March 8, 2021, but such calculation has not yet been presented to the Compensation Committee for confirmation.

    Non-employee directors also were eligible to receive equity grants under our 2016 Equity Incentive Plan for fiscal year 2020 service (following adoption of our 2020 Plan by stockholders, our non-employee directors will receive future equity grants under our 2020 Plan). Under our director compensation policy for fiscal year 2020, non-employee directors were entitled to receive an annual grant of RSUs equal in value to $220,000 for their service during fiscal year 2020. Initial RSU grants upon election as a director are intended to be prorated based on the grant date relative to our annual stockholders' meeting. The vesting date for the RSUs granted to the non-employee directors in fiscal year 2020 for service in such fiscal year is May 10, 2021.

    Going forward, we expect that our director compensation policy will provide for annual RSU grants to the non-employee directors with a value equal to $220,000, with the ultimate number of RSUs granted based on our closing stock price on the date of grant.

    Because the effectiveness of our registration statement on Form S-8 for the 2016 Equity Incentive Plan was suspended when we became delinquent in filing our 2017 10-K, none of the equity grants designed to be made to our non-employee directors for their respective service for fiscal years 2018 or 2019 were actually granted during the suspension. After we became current in our SEC filings and the effectiveness of the registration statement on Form S-8 for the 2016 Equity Incentive Plan was revived, the Board acted in March 2020 to make certain additional grants to the non-employee directors under the 2016 Equity Incentive Plan, which grants were intended to provide the value that was not delivered for their service during fiscal years 2018 or 2019. These grants, as reflected in the table below, consisted of:

•For Mr. Fairfax: no additional grants, due to his joining the Board in fiscal year 2020;

•For Mr. Tsai and Mr. Tuan: (1) $220,000 in RSUs, for his fiscal year 2019 service (10,800 RSUs); and (2) stock options to purchase 5,000 shares at an exercise price of $20.37 per share, for his fiscal year 2018 service (4,500 shares) and Board committee chair service (500 shares);

•For Mr. McAndrews and Ms. Tseng: (1) $220,000 in RSUs, for his and her fiscal year 2019 service (10,800 RSUs); and (2) stock options to purchase 4,500 shares at an exercise price of $20.37 per share, for his and her fiscal year 2018 service; and

•For Mr. Liu: 4,500 RSUs, pro-rated for his fiscal year 2019 service.

    Each of these stock option grants vested in full on March 27, 2021.

    The following table shows for fiscal year 2020 certain information with respect to the compensation of all of our non-employee directors who served in such capacities during fiscal year 2020:

FISCAL YEAR 2020 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)(5)
Daniel Fairfax	97,000	219,996	—	316,996
Hwei-Ming (Fred) Tsai	130,000	439,992	49,000	618,992
Michael McAndrews	95,000	439,992	44,100	579,092
Saria Tseng	87,500	439,992	44,100	571,592
Sherman Tuan	97,500	439,992	49,000	586,492
Tally Liu	232,000	311,661	—	543,661
__________________________
(1) Mr. Shiu Leung (Fred) Chan was not appointed to the Board until October 2020, so he was not a member of the Board during fiscal year 2020.
(2) This column consists of annual director fees, non-employee committee chairman fees, other committee member fees, and, for Mr. Liu, an additional cash fee for the substantial amount of work he had completed in assisting in his capacity as a non-employee director with the restatement of our financial statements and remediation work on internal controls, in each case earned for fiscal year 2020.
(3) The dollar amounts in this column represent the aggregate grant date fair values of the RSU awards granted during fiscal year 2020 calculated in accordance with ASC Topic 718. Assumptions used in the calculation of the grant date fair value amounts are included in Part

II, Item 8, "Financial Statements and Supplementary Data", and Item II, Part 8, Note 14, “Stock-based Compensation and Stockholders’ Equity” to our consolidated financial statements for fiscal year 2020 included in our Annual Report. Each grant of 10,800 RSUs had a grant date fair value of $219,996, and Mr. Liu’s grant of 4,500 RSUs had a grant date fair value of $91,665. Only $219,996 of the amount reflected in this column for each director represent director compensation for fiscal year 2020 service.
(4) The dollar amounts in this column represent the aggregate grant date fair value of option awards granted during fiscal year 2020 calculated in accordance with ASC Topic 718. Assumptions used in the calculation of the grant date fair value amounts are included in Part II, Item 8, "Financial Statements and Supplementary Data", and Item II, Part 8, Note 14, “Stock-based Compensation and Stockholders’ Equity” to our consolidated financial statements for fiscal year 2020 included in our Annual Report. Each grant of 4,500 stock options had a grant date fair value of $44,100, and each grant of 500 stock options had a grant date fair value of $4,900. None of the amounts reflected in this column represent director compensation for fiscal year 2020 service.
(5) As discussed above, for the non-employee directors other than Mr. Fairfax, the total compensation amounts include awards granted for service for fiscal years 2018 and/or 2019.  Calculating just the amounts paid to the non-employee directors for their fiscal year 2020 service, total amounts would be: for Mr. Fairfax, $316,996; for Mr. Tsai, $349,996; for Mr. McAndrews, $314,996; for Ms. Tseng, $307,496; for Mr. Tuan, $317,496; and for Mr. Liu, $451,996.

    The table below sets forth the aggregate number of shares underlying stock and option awards held by our non-employee directors as of June 30, 2020.

Name(1)	Stock Awards	Option Awards
Daniel Fairfax	10,800	—
Hwei-Ming (Fred) Tsai	21,600	5,000
Michael McAndrews	21,600	4,500
Saria Tseng	21,600	4,500
Sherman Tuan	21,600	5,000
Tally Liu	15,300	—

________________

(1)Mr. Shiu Leung (Fred) Chan was not appointed to the Board until October 2020.

EQUITY COMPENSATION PLAN INFORMATION
We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 2006 Equity Incentive Plan, the 2016 Equity Incentive Plan and the 2020 Plan. All three of these plans have been approved by our stockholders. We no longer grant any equity-based awards under the 2006 Equity Incentive Plan or the 2016 Equity Incentive Plan. The following table sets forth information regarding outstanding options, RSUs, and PRSUs and shares reserved and remaining available for future issuance under the foregoing plans as of June 30, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	7,189,795	$19.38	5,249,198
Equity compensation plans not approved by security holders	—	—	—
Total	7,189,795		5,249,198
______________
(1) This number includes 5,379,768 shares subject to outstanding options, 1,768,027 shares subject to outstanding RSU awards, and 42,000 shares subject to outstanding PRSU awards.
(2) The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and PRSUs, which have no exercise price.
(3) The weighted-average remaining contractual term of our outstanding options as of June 30, 2020 was 4.07 years.
On March 2, 2021, the Company granted to Mr. Charles Liang, our chief executive officer, the 2021 Award. See “Executive Compensation – Subsequent Event – CEO Performance Award Granted in Fiscal Year 2021.” The 2021 Award was granted under the 2020 Plan. As of March 2, 2021, after giving effect to the 2021 Award, 3,078,589 shares remained available for grant under the 2020 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Procedures for Approval of Related Person Transactions

    Pursuant to our Audit Committee charter, the Audit Committee has the responsibility for the review and approval of any related person transactions; provided that if the matter or transaction involves employment or compensation terms for services to our company, including retention or payment provisions relating to expert services, then it is presented to the Compensation Committee. In approving or rejecting a proposed transaction, or a relationship that encompasses many similar transactions, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances are not inconsistent with our best interests, as the Audit Committee determines in the good faith exercise of its discretion. In addition, we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Transactions with Related Parties, Promoters and Certain Control Persons

Director and Officer Indemnification

    We have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, our certificate of incorporation contains provisions limiting the liability of our directors and our bylaws contain provisions requiring us to indemnify our officers and directors.

Equity-Based Awards

    Please see the “Grants of Plan-Based Awards” table and the “Director Compensation” table above for information on stock option and restricted stock unit grants to our directors and named executive officers in fiscal year 2020.

Employment Relationships

    Hung-Fan (Albert) Liu, who is a brother of Sara Liu, our Co-Founder and Senior Vice President and a director, is employed in our operations organization in San Jose, California. Mr. Liu received total compensation of approximately $851,000 in fiscal year 2020. The total compensation includes salary, bonus and equity awards. Mr. Albert Liu reports to Mr. Kao, our Senior Vice President of Operations. Mr. Liu also received options and RSU awards in fiscal year 2020 totaling $19,766.

    Shao Fen (Carly) Kao, who is a sister-in-law of Sara Liu, our Co-Founder and Senior Vice President and a director, is employed in our finance and accounting organization in San Jose, California. Ms. Kao received total compensation of approximately $251,000 in fiscal year 2020. The total compensation includes salary, bonus and equity awards. Ms. Kao reports through the finance and accounting organization, which reports to Mr. Weigand, our Chief Financial Officer.

    Sara Liu, who is Charles Liang's spouse and is related to Mr. Liu and Ms. Kao as outlined above, is a Co-Founder, Senior Vice President, and director of the Company, and received total compensation of approximately $754,000 in fiscal year 2020.

Transactions with Ablecom and Compuware

    We have entered into a series of agreements with Ablecom Technology Inc. ("Ablecom"), a Taiwan corporation, and one of its affiliates, Compuware Technology, Inc ("Compuware"). Ablecom’s ownership of Compuware is below 50% but Compuware remains a related party as Ablecom still has significant influence over the operations. Ablecom’s Chief Executive Officer, Steve Liang, is the brother of Charles Liang, our President, Chief Executive Officer and Chairman of the Board of Directors. Steve Liang and his family members owned approximately 28.8% of Ablecom’s stock and Charles Liang and his spouse, Sara Liu, who is also an officer and director of our company, collectively owned approximately 10.5% of Ablecom’s capital stock as of June 30, 2020. Bill Liang, a brother of both Charles Liang and Steve Liang, is a member of the Board of Directors of Ablecom. Bill Liang is also the Chief Executive Officer of Compuware, a member of Compuware’s Board of Directors and a holder of a significant equity interest in Compuware. Steve Liang is also a member of Compuware’s Board of Directors and is an equity holder of Compuware. Neither Charles Liang nor Sara Liu own any capital stock of Compuware and the Company does not own any of Ablecom or Compuware's capital stock.

    We have entered into a series of agreements with Ablecom, including multiple product development, production and service agreements, product manufacturing agreements, manufacturing services agreements and lease agreements for warehouse space.

    Under these agreements, we outsource a portion of our design activities and a significant part of our server chassis manufacturing of components such as server chassis to Ablecom. Ablecom agrees to design products according to our specifications. Additionally, Ablecom agrees to build the tools needed to manufacture the products. We have agreed to pay for the cost of chassis and related product tooling and engineering services and will pay for those items when the work has been completed.

    We entered into a distribution agreement with Compuware, under which we appointed Compuware as a non-exclusive distributor of our products in Taiwan, China and Australia. We believe that the pricing and terms under the distribution agreement are similar to the pricing and terms of distribution arrangements we have with similar third-party distributors.

    We have also entered into a series of agreements with Compuware, including a multiple product development, production and service agreements, product manufacturing agreements, and lease agreements for office space. Under these agreements, we outsource to Compuware a portion of our design activities and a significant part of our manufacturing of components, particularly power supplies. With respect to design activities, Compuware generally agrees to design certain agreed-upon products according to our specifications, and further agrees to build the tools needed to manufacture the products. We pay Compuware for the design and engineering services, and further agree to pay Compuware for the tooling.

    We retain full ownership of any intellectual property resulting from the design of these products and tooling. With respect to the manufacturing aspects of the relationship, Compuware purchases most of materials needed to manufacture the power supplies from outside markets and uses these materials to manufacture the products and then sell to us. We review and frequently negotiate with Compuware the prices of the power supplies that we purchase from Compuware. Compuware also manufactures motherboards, backplanes and other components used on our printed circuit boards. We sell to Compuware most of the components needed to manufacture the above products. Compuware uses these components to manufacture and then sells back the products to us at a purchase price equal to the price at which we sold the components to Compuware, plus a “manufacturing value added” fee and other miscellaneous material charges and costs. We frequently review and negotiate with Compuware the amount of the “manufacturing value added” fee that will be included in the price of the products we purchase from Compuware.

    Ablecom’s sales to us comprise a substantial majority of Ablecom’s net sales. For fiscal years ended June 30, 2020, 2019 and 2018, we purchased products from Ablecom totaling $152.5 million, $137.9 million and $144.4 million, respectively. Amounts owed to Ablecom by us as of June 30, 2020 and 2019, were $40.1 million and $33.9 million, respectively. For the fiscal years ended June 30, 2020, 2019 and 2018, we paid Ablecom $7.6 million, $7.4 million and $7.9 million, respectively, for design services, tooling assets and miscellaneous costs.

    Compuware’s sales of our products to others comprise a majority of Compuware’s net sales. For fiscal years ended June 30, 2020, 2019 and 2018, we sold products to Compuware totaling $23.9 million, $17.7 million and $46.9 million, respectively. Amounts owed to us by Compuware as of June 30, 2020 and 2019, were $14.3 million and $14.4 million, respectively. The price at which Compuware purchases the products from us is at a discount from our standard price for purchasers who purchase specified volumes from us. In exchange for this discount, Compuware assumes the responsibility to install our products at the site of the end customer and administers first-level customer support. For the fiscal years ended June 30, 2020, 2019 and 2018, we purchased products from Compuware totaling $130.6 million, $138.9 million and $118.3 million, respectively. Amounts we owed to Compuware as of June 30, 2020 and 2019, were $46.5 million and $34.4 million, respectively. For the fiscal years ended June 30, 2020, 2019 and 2018, we paid Compuware $1.2 million, $0.7 million and $1.2 million, respectively, for design services, tooling assets and miscellaneous costs.

    Our exposure to financial loss as a result of our involvement with Ablecom is limited to potential losses on our purchase orders in the event of an unforeseen decline in the market price and/or demand for our products such that we incur a loss on the sale or cannot sell the products. Our outstanding purchase orders to Ablecom were $23.2 million and $31.0 million at June 30, 2020 and 2019, respectively, representing the maximum exposure to financial loss. We do not directly or indirectly guarantee any obligations of Ablecom, or any losses that the equity holders of Ablecom may suffer.

    Our exposure to financial loss as a result of our involvement with Compuware is limited to potential losses on our purchase orders in the event of an unforeseen decline in the market price and/or demand for our products such that we incur a loss on the sale or cannot sell the products. Our outstanding purchase orders to Compuware were $45.7 million and $70.6 million at June 30, 2020 and 2019, respectively, representing the maximum exposure to financial loss. We do not directly or indirectly guarantee any obligations of Compuware, or any losses that the equity holders of Compuware may suffer.

Loans

    In October 2018, our Chief Executive Officer, Charles Liang, personally borrowed approximately $12.9 million from Chien-Tsun Chang, the spouse of Steve Liang. The loan is unsecured, has no maturity date and bore interest at 0.8% per month for the first six months, increased to 0.85% per month through February 28, 2020, and reduced to 0.25% effective March 1, 2020. The loan was originally made at Mr. Liang's request to provide funds to repay margin loans to two financial institutions, which loans had been secured by shares of the company's common stock that he held. The lenders called the loans in October 2018, following the suspension of the company's common stock from trading on NASDAQ in August 2018 and the decline in the market price of the company's common stock in October 2018. As of February 28, 2021, the amount due on the unsecured loan (including principal and accrued interest) was approximately $15.1 million.

Transactions with Monolithic Power Systems

    Monolithic Power Systems, Inc., a fabless manufacturer of high-performance analog and mixed-signal semiconductors (“MPS”), is a supplier that provides high-performance analog and mixed signal semiconductors for use in our products. Saria Tseng, who serves as a member on the Board of Directors, also serves as Vice President of Strategic Corporate Development, General Counsel and Secretary of MPS. We purchased approximately $0.5 million of products from MPS for the year ended June 30, 2020 for use in the manufacturing of our products. The amount we owed to MPS as of June 30, 2020 was $0.1 million.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, require that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Because this “say-on-pay” vote is advisory, it is not binding on the Company, the Compensation Committee or Board of Directors in any way. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are appropriate to address those concerns.
As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our named executive officers’ interests with those of our stockholders. For fiscal year 2020, the principal components for our named executive officers’ compensation were base salary and short-term incentive cash compensation. In addition, certain of our named executive officers also received some or all of the following additional compensation components as described under “Compensation Discussion and Analysis” – other short-term discretionary bonuses or one-time cash incentive awards, and equity-based incentive compensation consisting of grants of stock options and/or PRSUs. Please read the “Compensation Discussion and Analysis” above and the related compensation tables, footnotes and narratives for additional details about our named executive officer compensation programs, including information about the fiscal year 2020 compensation of our named executive officers.
We are asking our stockholders to indicate their support for the compensation arrangements with our named executive officers as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution to be presented at the Annual Meeting:
“RESOLVED, that the stockholders of Super Micro Computer, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”
This say-on-pay vote is currently scheduled to be conducted every year. The next say-on-pay vote is expected to take place at our annual meeting of stockholders following the completion of fiscal year 2021.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2021. Deloitte & Touche LLP has acted in such capacity since its appointment in fiscal year 2003.
While we are not required to do so, we are submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2021, for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, have the opportunity to make a statement if they desire to do so, and are expected to be available to answer stockholder questions.

Independent Registered Public Accounting Firm Fees and Services
The following table sets forth the aggregate audit fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), and fees paid to Deloitte for services in the fee categories indicated below for fiscal years 2020 and 2019. The Audit Committee has considered the scope and fee arrangements for all services provided by Deloitte, taking into account whether the provision of non-audit services is compatible with maintaining Deloitte’s independence, and has pre-approved the services described below.

	Years Ended
Amounts in ‘000s	June 30, 2020	June 30, 2019
Audit Fees (1)	8,633	7,178
Audit-Related Fees	—	—
Tax Fees	383	48
All Other Fees	2	2
Total	9,018	7,228
________________
(1). Audit fees consist of the aggregate fees for professional services rendered for the audit of our consolidated financial statements, review of interim condensed consolidated financial statements and certain statutory audits.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2021. PROXIES WILL BE VOTED FOR THE RATIFICATION OF THIS APPOINTMENT UNLESS OTHERWISE SPECIFIED.

AUDIT COMMITTEE REPORT

Review of Audited Financial Statements
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2020 with both our management and our independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
The Audit Committee also has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with independent registered public accounting firm its independence from Supermicro. The Audit Committee has also received written material addressing the independent registered public accounting firm’s internal quality control procedures and other matters, as required by applicable listing requirements of The Nasdaq Stock Market. The Audit Committee has considered the effect of non-audit fees on the independence of the independent registered public accounting firm and has concluded that such non-audit services are compatible with the independence of the independent public accounting firm.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report for filing with the SEC.
This report has been furnished by the members of the Audit Committee.
Tally Liu, Chair
Hwei-Ming (Fred) Tsai
Daniel W. Fairfax
Michael S. McAndrews

ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K
Our Annual Report, including financial statements for the year ended June 30, 2020, and this Proxy Statement are available on our website at https://ir.supermicro.com/.

QUESTIONS AND ANSWERS
Why am I receiving these proxy materials?
Our Board of Directors has mailed these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Friday, May 28, 2021 at 2:00 p.m. Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this Proxy Statement. These proxy materials are being made available or distributed to you on or about April 23, 2021. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the meeting?
Only stockholders of record at the close of business (Eastern Time) on April 14, 2021 (the “record date”) will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 49,826,368 shares of our common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

What should I do if I receive more than one set of proxy materials?
You may receive more than one set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

How do I participate in the Annual Meeting?
The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The Annual Meeting will only be conducted via live webcast.
Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.proxyvote.com.
You will be able to access, participate in, and vote at the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2021 by using the 16-digit control number included on the proxy card and voting instruction form. Stockholders admitted to the virtual meeting using their control number may submit questions, vote or view our list of stockholders during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders may log into the meeting platform beginning at 1:45 p.m. Pacific Time on May 28, 2021. To submit a question during the meeting, visit www.virtualshareholdermeeting.com/SMCI2021, enter your 16-digit control number, type your question into the “Ask a Question” field and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. The Annual Meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of the Company and the matters properly before the Annual Meeting, and therefore questions on such matters will not be answered. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at https://ir.supermicro.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.
You may begin to log into the meeting platform at www.virtualshareholdermeeting.com/SMCI2021 beginning at 1:45 p.m. Pacific Time on May 28, 2021. The meeting will begin promptly at 2:00 p.m. Pacific Time on May 28, 2021.
If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please utilize the technical support number listed in the login page for the virtual meeting, available 15 minutes before the meeting.
How do I vote my shares?
If you are a stockholder of record as of the record date, you can give a proxy to be voted at the Annual Meeting in any of the following ways:
•Over the telephone by calling a toll-free number;

•Electronically, using the Internet; or
•By completing, signing and mailing the proxy card.
The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.
To vote at the Annual Meeting, attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/SMCI2021.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting also is encouraged for stockholders who hold their shares in street name.

Can I vote my shares in person (virtually) at the Annual Meeting?
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/SMCI2021. Even if you currently plan to virtually attend the Annual Meeting, we recommend that you also submit your vote as described in these proxy materials so that your vote will be counted if you later decide not to attend the Annual Meeting. If you attend the Annual Meeting, any votes you cast at the Annual Meeting will supersede your proxy.
If you are a street name holder, you may vote your shares at the Annual Meeting only if you obtain a “legal proxy” from your broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares and the proxy materials have been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote at the Annual Meeting.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares and the proxy materials have has been forwarded to you by your bank, trust or other nominee. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” As a beneficial owner, you have the right to direct your bank, trust or other nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, trust or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How many shares must be present or represented by proxy to conduct business at the Annual Meeting?
The presence at the meeting, in person (virtually) or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum for the transaction of business at the meeting. Shares that are voted “FOR,” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such proposal. “Broker non-votes” are also included for purposes of determining whether a quorum of shares is present at a meeting. A “broker non-vote” occurs when a nominee holding shares for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
What proposals will be voted on at the Annual Meeting?
The proposals scheduled to be voted on at the Annual Meeting are:
1.    The election of one Class II director to hold office until the annual meeting of stockholders following fiscal year 2023 or until the successor is duly elected and qualified.
2.    The approval of, on a non-binding advisory basis, the compensation of our named executive officers (known as “Say on Pay”).
3.    The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending June 30, 2021.
What vote is required for the approval each of the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1 — Election of Class II Director	Plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting.	No
Proposal No. 2 — Say on Pay Advisory Vote	Affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote.	No
Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote.	Yes

How are votes counted?
All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone submitted prior to midnight the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR the nominee and FOR each proposal.
You may either vote “FOR” or “WITHHOLD” authority to vote for the Class II director nominee for the Board of Directors (Proposal No. 1). You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory vote on named executive officer compensation (Proposal No. 2), and on the proposal to ratify the appointment of our independent registered public accounting firm (Proposal No. 3).
If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.
Shares not present at the Annual Meeting and shares voted “WITHHOLD” will have no effect on the election of the Class II director. If you abstain from voting on a proposal other than the election of Class II directors, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will only be considered entitled to vote on the proposal to ratify the selection of our independent public accounting firm.
Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you. However, your broker or other nominee does not have discretionary authority to vote your shares on non-routine proposals, such as the election of the Class II director and the advisory vote on executive compensation, and may not vote on these proposals if you do not provide specific voting instructions. Accordingly, if you want your vote to count in the non-routine proposals, we encourage you to vote promptly, even if you plan to attend (virtually) the Annual Meeting.

Can I change my vote after I have mailed in my proxy card?
If you are the stockholder of record, you may revoke your proxy by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card, or by attending the Annual Meeting and voting your shares in person (virtually). Attending the Annual Meeting without voting in person (virtually) will not revoke your proxy unless you specifically request it.
If you are a beneficial owner of shares held in street name, you may change your vote, subject to any rules your bank, broker or other nominee may have, at any time before your proxy is voted at the Annual Meeting, (1) by submitting new voting instructions to your bank, broker or other nominee or (2) if you have obtained a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote your shares, by virtually attending the Annual Meeting and voting in person.
Who will count the vote?
Representatives of Broadridge Financial Solutions will tabulate votes and will act as our independent inspectors of election.
What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Charles Liang and David Weigand, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Other than the matters described in this proxy statement, we do not currently know of any other matters that will be raised at the Annual Meeting.
What happens if a quorum is not present at the Annual Meeting?
If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person (virtually) or represented by proxy at the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?
We will bear the cost of soliciting proxies relating to the Annual Meeting. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview, and we may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials. We have engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to aid in the solicitation of proxies. We will pay Laurel Hill a fee of $6,000 as compensation for its services and potential additional fees for telephone solicitations made, and will reimburse Laurel Hill for its reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days following the Annual Meeting.

What are the deadlines for submitting stockholder proposals?
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting of stockholders following fiscal year 2021, the written proposal must be received at our principal executive offices at 980 Rock Avenue, San Jose, California 95131, Attention: Corporate Secretary, on or before December 24, 2021 and must otherwise comply with Rule 14a-8 under the Exchange Act; however, to the extent that the date of our annual meeting of stockholders for fiscal year 2021 changes by more than 30 days from the date of the Annual Meeting, the deadline is a reasonable time before we begin to print and send our proxy materials. The proposal must comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.
Our bylaws provide that a stockholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary of the Company at our principal executive offices in San Jose, California, at least 120 days in advance of the one year anniversary of the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. For the annual meeting of stockholders following fiscal year 2021, written notice of director nominations and stockholder proposals must be received on or before December 24, 2021. Our bylaws also provide that if the date of the annual meeting of stockholders for fiscal year 2021 is more than 30 days earlier than the date contemplated at the time of this proxy statement (which is typically the one-year anniversary of the date of the annual general meeting), notice by the stockholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting of stockholders following fiscal year 2021 is publicly announced. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, Super Micro Computer, Inc., telephone (408) 503-8000. Stockholder proposals that are received by us after the applicable deadline, will not be eligible to be presented at the annual meeting of stockholders following fiscal year 2021.
Internet Availability of Proxy Materials
Our Proxy Statement and our Annual Report are also available on our website at https://ir.supermicro.com/.

“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Supermicro proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Super Micro Computer, Inc., 980 Rock Avenue, San Jose, CA 95131, or call (408) 503-8000.

OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Supermicro.

David E. Weigand
Senior Vice President, Chief Financial Officer, Corporate Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D33330-P50489

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUPER MICRO COMPUTER, INC.

The Board of Directors recommends you vote FOR the following:

Class II Director Nominee:	**For**	**Withhold**
1a. Sara Liu	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Fiscal Year 2020 Annual Report are available at www.proxyvote.com.

D33331-P50489

SUPER MICRO COMPUTER, INC.
Annual Meeting of Stockholders
May 28, 2021 2:00 PM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Charles Liang and David Weigand, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SUPER MICRO COMPUTER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, PDT on May 28, 2021, solely online by remote communications, in virtual only format and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side